Form 10-K, Exhibit 13
period 1996-12-31
CASTLE BANCGROUP INC
filed 1997-04-01
CIK 723043

                                                 CASTLE BANCGROUP, INC.
                                                 1996 ANNUAL REPORT


    FINANCIAL SERVICES FOR
    GROWING
    COMMUNITIES

                                       "ALL OF
                                  OUR RESOURCES ARE
                                 NOW CONCENTRATED ON
                                BECOMING THE LEADING,
                                INDEPENDENT FINANCIAL
                              SERVICES PROVIDER IN OUR
                            'CASTLE BANCGROUP COUNTIES'."

                                    John W. Castle

                                     CHAIRMAN &
                               CHIEF EXECUTIVE OFFICER

A FOCUSED APPROACH TO GROWTH

Dear Shareholder:

Exactly 140 years ago, the founding bank of Castle BancGroup, Inc. began serving the new community of Sandwich, Illinois, from a corner of my great-grandfather Miles B. Castle's lumberyard.

M. B. was an entrepreneur and merchant, a practicing economist you might say, who recognized an unmet need for banking services. M. B's early "bank" responded to the mid-nineteenth century needs of rural townspeople, tradesmen, merchants and farmers by offering credit and safekeeping of cash and other valuables. In the ensuing years, the bank and the community prospered together.

The opportunity to meet the financial service demands of a growing community, which M. B. Castle identified long ago, is our opportunity today.

The Sandwich community is an integral part of a region which grows now, as Sandwich did then, from the westward migration of men and women seeking a balance between economic opportunity and a quality of life not easily found in densely populated urban areas. A dynamic regional market has evolved, its population ranking among Illinois' fastest-growing and its employment growth greatly outpacing the state's rate.

As charter members of this market, we have the home field advantage in realizing its potential. Our community bank approach differentiates us from our competition and defines our uniqueness. No financial services provider can match our exceptional customer service, the products and services we customize for the community and our strong corporate citizenship.


                                     [PHOTO]

JAMES N. MCINNES           JOHN W. CASTLE             LARRY D. BEATY
PRESIDENT &                CHAIRMAN &                 EXECUTIVE VICE PRESIDENT &
CHIEF OPERATING OFFICER    CHIEF EXECUTIVE OFFICER    CHIEF FINANCIAL OFFICER


OUR BLUEPRINT FOR MARKET DEVELOPMENT

Our $470 million company is composed of four banks, a consumer finance company and a mortgage company, which do business from 21 locations primarily in DeKalb, McHenry, Kendall, Kane, DuPage and Winnebago counties in Illinois. We call these the "Castle BancGroup Counties." They are our marketplace.

We remain strongly committed to our five-year plan drafted last year, which outlines strategies to develop this market, thereby maximizing shareholder value.

The infrastructure which will help us succeed has been put into place over the past two years. We have invested in the technology to improve internal productivity and customer convenience. We have expanded our range of superior products and services and have placed experienced, knowledgeable people in every job.


All of our resources now are concentrated on becoming the leading community-based, community-focused provider of financial services in the Castle BancGroup Counties.

OUR PROGRESS

In 1996, all of our bank subsidiaries had solid increases in both assets and net interest income, but earnings were very disappointing at our consumer finance and mortgage subsidiaries. We are pleased with the growth we have attained. Now we have turned our attention toward a more solid return from our non-bank businesses, which we expect to be significant contributors to Company profitability in the future.

We have taken initial steps to strengthen the non-bank businesses, such as establishing new offices in growing communities and taking a hard look at under-performing locations.


                                                          Castle BancGroup, Inc.

CASTLE BANCGROUP COUNTIES ARE AMONG ILLINOIS' FASTEST GROWING POPULATIONS

CASTLE BANCGROUP COUNTIES ACCOUNTED FOR AN ASTOUNDING 45% OF ILLINOIS' POPULATION GROWTH FROM 1990 TO 1995, ACCORDING TO U.S. CENSUS DATA.

WHILE ILLINOIS' 102-COUNTY POPULATION INCREASED 3%, OR 400,000 PEOPLE, DURING THIS PERIOD, THE POPULATION IN OUR SIX COUNTIES GREW BY NEARLY 180,000. ONE OF OUR COUNTIES, MCHENRY, WITH A 23% INCREASE, IS THE FASTEST-GROWING IN ILLINOIS. AMONG ILLINOIS' NINE COUNTIES WITH DOUBLE-DIGIT INCREASES, THREE ARE IN OUR MARKETING AREA.

A CASTLE BANCGROUP PRIORITY IS TO BE THE LEADING PROVIDER OF FINANCIAL SERVICES TO THESE RAPIDLY GROWING COMMUNITIES.

                                                                 ILLINOIS COUNTY
                                                                 ---------------
                                                                      POPULATION
                                                                 ---------------
                                                                          GROWTH

                                   State Rank
                                   ----------

     McHenry                      #1        23%
     Kendall                      #4        15%
     Kane                         #5        13%
     DuPage                      #10         9%
     DeKalb                      #15         7%
     Winnebago                   #21         5%

     Total Illinois                          3%

        THESE 6 COUNTIES ACCOUNTED FOR 45% OF ILLINOIS' POPULATION GROWTH

          SOURCE: NEIPC (THE NORTHEASTERN ILLINOIS PLANNING COMMISSION)


We opened Castle Finance Company, Inc. offices in LaSalle and Rockford while closing offices of the finance company in Mendota and Oregon.

A mortgage branch of the First State Bank of Harvard also opened its doors in Rockford, and we relocated an office of Castle Mortgage, Inc. to Rolling Meadows, in the heart of the rapidly growing northwest suburbs.

These moves have allowed us to gain an important presence in communities not served by our banking subsidiaries.


WE FINANCE GROWTH IN OUR COMMUNITIES

Our Castle BancGroup Counties offer new and established companies room to grow and a skilled, expanding labor force. Business magnets such as the I-88 Research & Development Corridor and the I-90 Golden Corridor crisscross our market and are attracting an increasing number of commercial and industrial corporations.

Mature industries in our Counties such as farming and manufacturing are being joined by advanced technology, health care and construction industries. DuPage County alone is home to 23,000 businesses and averages 3,000 business starts each year.

Helping these companies reach their financial goals is a major growth opportunity for Castle BancGroup companies. Commercial banking offers good profit margins, the chance to cross-sell other services and the framework in which to forge lasting relationships with small and mid-sized companies in the community.

Two start-up businesses which we financed became success stories as well as consistent sources of new revenue for the Castle BancGroup subsidiaries which helped them.

Three years ago Rudy and Glenda Beringer purchased the Car Store, a used car dealership in Aurora, Illinois,




                                     [PHOTO]

FROM LEFT: CAR STORE OWNERS RUDY AND GLENDA BERINGER, STAN FREE OF THE BANK OF YORKVILLE, GEORGE BOLEK OF CASTLE FINANCE COMPANY.

with a loan from The Bank of Yorkville. Recognizing that the dealership would be a good referral source for auto loans, the Bank introduced the Beringers to Castle Finance in nearby Plano. Today George Bolek at Castle Finance makes about 10 auto loans a month to Car Store customers.

Castle Finance Company also helped two 25-year veterans of the auto business to open their own auto dealership, C&M Motors, in Harvard, Illinois. Castle Finance knew their excellent track record and credit history and loaned them the money to bring inventory to the lot. Later the Company offered loans to C&M Motors customers.

The Car Store and C&M Motors experiences encouraged Castle Finance to do more auto lending with dealerships, and it now has become a $100,000 a month business for the Company.

Castle BancGroup's expertise and wide range of products also help growing businesses through the years as their needs change or expand. One such customer is Erect-A-Tube, Inc., an aircraft hangar specialist in Harvard. This 32-employee company has been a customer of First State Bank of Harvard since 1969, relying on the Bank for operating credit, letters of credit and term loans for real estate and capital improvements.

President Kenn B. Shelton, Jr. and his son K. B. have seen their business grow from a 1,200- to a 43,000-square-foot facility, supplying the aircraft industry in all 50 states. Erect-A-Tube has custom built hangars and hangar door systems, ranging from a 280-foot-wide door at Glenview Naval Air Station to individual hangars sized for light aircraft.


                                     [PHOTO]

KENN B. SHELTON, JR. AND K.B. SHELTON OF ERECT-A-TUBE, INC.


PROLIFIC JOB CREATION IS A HALLMARK OF CASTLE BANCGROUP COUNTIES

CASTLE BANCGROUP COUNTIES RANKED AMONG THE MOST PROLIFIC JOB-CREATING COUNTIES IN ILLINOIS FROM 1990 TO 1995, ACCORDING TO ILLINOIS DEPARTMENT OF EMPLOYMENT SECURITY FIGURES.

THESE SIX COUNTIES CONTRIBUTED 45% OF THE STATE'S JOB GROWTH DURING THIS PERIOD, ADDING 74,753 JOBS. 1995 COUNTY UNEMPLOYMENT LEVELS, TOO, WERE ALL BELOW THE STATE'S 5.2% AVERAGE.

THESE COUNTIES WHICH WE SERVE ARE PRODUCING NEW JOBS FASTER, BECAUSE THEY ARE ATTRACTING A DIVERSITY OF GROWTH INDUSTRIES. CASTLE BANCGROUP IS WELL POSITIONED TO HELP FINANCE THE GROWTH IN OUR GROWING COMMUNITIES.

                                                                 ILLINOIS COUNTY
                                                                ----------------
                                                                      EMPLOYMENT
                                                                ----------------
                                                                          GROWTH

     McHenry                         16%
     Kendall                         11%
     Kane                             9%
     Winnebago                        8%
     DuPage                           7%
     DeKalb                           5%

     Total Illinois                   3%

        THESE 6 COUNTIES ACCOUNTED FOR 45% OF ILLINOIS' EMPLOYMENT GROWTH


ILLINOIS COUNTY
---------------
UNEMPLOYMENT

     DuPage                         3.4%
     DeKalb                         3.8%
     Kendall                        4.0%
     Winnebago                      4.0%
     McHenry                        4.1%
     Kane                           5.0%

     Total Illinois                 5.2%

Source: Illinois Department of Employment Security

A CHANGING LANDSCAPE OF OPPORTUNITY

Our Castle BancGroup Counties have outpaced the state in employment growth as the suburban work force has gravitated to our market, and families have searched for smaller communities with good schools, affordable housing and a bit of land. Our bank and mortgage subsidiaries often have worked hand in hand to take advantage of this migration.

James Scott Custom Builders, for example, was referred to The Bank of Yorkville for a commercial loan by Castle Mortgage, which had provided residential mortgages to the builder's home buyers. The Bank made owner Scott Eckstein and his customers construction loans on eight houses in the Oswego-Naperville area during 1996.

The Bank of Yorkville also has helped other young builders develop their businesses. Bill McCue of McCue Builders, Inc. used his contacts in Aurora to identify home-seekers who wanted to relocate to Kendall County. The Bank financed 10 of his $170,000 to $200,000 homes in 1996 and provided mortgage loans to his customers.

Scott and Amy Corwin of Corwin Construction, Inc. depended on a line of credit from The Bank of Yorkville to meet the payroll of their custom framing business, between the time framing was completed and when they collected on construction payouts.

The Sandwich State Bank has been the exclusive lender to award-winning general contractor Kathleen Mueller of MAK Homes, Inc. for two years. The Bank has financed no fewer than 25 of her homes in Sugar Grove's Black Walnut Trails and Prestbury developments during this period, including sold homes, models and spec homes. The Bank also provided mortgage loans to her buyers.

The building boom in DeKalb and Sycamore has been a profitable source of business for First National Bank.


      BETTER JOBS ATTRACT A SKILLED WORKFORCE TO CASTLE BANCGROUP COUNTIES

THE NUMBER OF HOUSEHOLDS WITH INCOMES INCREASED SIGNIFICANTLY IN CASTLE BANCGROUP COUNTIES BETWEEN 1990 AND 1995. AND THE PERCENTAGE OF THOSE WITH INCOMES OF $50,000 OR MORE EXCEEDS 40% OF TOTAL HOUSEHOLDS IN FOUR OF OUR COUNTIES--DuPAGE, McHENRY, KENDALL AND KANE.

NOT SURPRISING, THESE COUNTIES ALSO ARE LEADERS WHEN IT COMES TO THE EDUCATIONAL ATTAINMENT OF THEIR RESIDENTS. THE NORTHEASTERN ILLINOIS PLANNING COMMISSION ATTRIBUTES THIS GROWTH PRIMARILY TO PEOPLE MOVING IN FROM OTHER PARTS OF ILLINOIS AND OTHER PARTS OF THE COUNTRY.

FROM COMPETITIVE RATE MORTGAGES TO TELEBANKING, CASTLE BANCGROUP OFFERS THE FINANCIAL SERVICES GROWING COMMUNITIES NEED.

                                 ILLINOIS COUNTY
                               -------------------
                                 HOUSEHOLDS WITH
                               -------------------
                                    INCOMES*


                                   State Rank
                                   ----------

     McHenry                      #1        19%
     Kendall                      #2        14%
     Kane                         #5         9%
     DuPage                       #7         8%
     Winnebago                   #15         5%
     DeKalb                      #20         4%
     Total Illinois                          3%


                                 ILLINOIS COUNTY
                               -------------------
                                    HOUSEHOLD
                               -------------------
                                    INCOMES*


                            Percentage $50,000 & Over
                            -------------------------
     DuPage                             53%
     McHenry                            43%
     Kendall                            41%
     Kane                               40%
     Total Illinois                     30%
     DeKalb                             25%
     Winnebago                          25%


                                   EDUCATIONAL
                             -----------------------
                                  ATTAINMENT**
                             -----------------------
                                PERSON 25+ YEARS


                            Bachelor's Degrees & Over
                            -------------------------

     McHenry                            65%
     DuPage                             62%
     Kane                               57%
     Kendall                            46%
     Total Illinois                     42%
     Winnebago                          38%
     DeKalb                             35%


Sources:
 * Woods & Poole Economics--1996
** U.S. Bureau of the Census/Center for Govt. Studies, Northern Illinois
   University (NIU)

Construction loans were made to Sanderson Brothers Building & Development Ltd. for residences in the Knolls subdivision and a retail center in Sycamore.

The Bank also obtained FHA project approval for the 92-unit Foxpointe Condominium in Sycamore, when it gave builder Roncon Construction Co. its real estate construction loan. FHA approval allows home buyers to get FHA financing when they may not be able to get conventional financing, and it also requires a lower down payment from them.


SUPPORTING THE CAREGIVERS

Health care is one of the fastest-growing industries in the Castle BancGroup Counties, and we have helped finance that trend. Bidding against the largest banks in Rockford, First State Bank of Harvard won the business of providing construction loans, equipment loans and end loans to the Marianjoy Rehabilitation Center of Rockford.

Due to open in March, 1997, the $1.2 million project is a tri-venture with Marianjoy Rehabilitation Hospital & Clinics, Debes Corporation and SwedishAmerican Health Systems. Loan officer Stuart Charland worked for two years to put the deal together and credits the Bank's success to its experience in project financing and superior service.

The Allen Home Health Nursing Agency, a premier at-home health care company based in Maple Park, employs 30-40 nurses, home health aides and physical therapists. President Joyce Allen has been a long-time customer of The Sandwich State Bank and has used the Bank resources for pension funding and to meet her payroll while waiting for insurance company reimbursement.

The dream of expanding her daycare facility, For Kids Only, Inc., turned into reality for owner Diane Thomas with the help of The Sandwich State Bank. It financed her purchase and refitting of an existing building, which allowed her to take on children six weeks to two years old, doubling her business.


               OUR LOAN OFFICERS ARE TRUSTED ADVISORS AS WELL AS
                          FINANCIAL SERVICES PROVIDERS.


HELPING TO MANAGE GROWTH

Our loan officers often take on the role of a trusted advisor as well as a financial services provider. For example, when companies experience unprecedented growth and are faced with internal growing pains, we can help them deal with their increasingly complex accounting procedures.

This was the case with Davidson Grain, Inc., a family business which operates more than 4,000 acres of land near Creston, Illinois. Originally a grain company that handled the drying, storing and merchandising of grain grown on its own land, it now encompasses a one million bushel storage facility and a trucking company with five semi-trucks.

A STRONG ECONOMY AND AN EXCEPTIONAL QUALITY OF LIFE MAKE CASTLE BANCGROUP COUNTIES AN IDEAL PLACE TO WORK AND LIVE

AN EXTRAORDINARY QUALITY OF LIFE, JUST AS THE AVAILABILITY OF BETTER JOBS, IS A STRONG ATTRACTION WHICH DRAWS SKILLED WORKERS AND FAMILIES TO CASTLE BANCGROUP COUNTIES. BUT PRESERVING THE QUALITY OF LIFE IN THE FACE OF THE REGION'S RAPID GROWTH AND PROSPERITY MIGHT HAVE BEEN A PROBLEM IF IT WERE NOT FOR A LONG HISTORY OF PRESERVATION AND PLANNING.

COMPREHENSIVE PLANNING WHICH SPELLS OUT THE GOALS AND POLICIES FOR FUTURE LAND DEVELOPMENT AND RESOURCE MANAGEMENT HAS BEEN AN IMPORTANT FUNCTION OF OUR COUNTY GOVERNMENTS FOR DECADES. THE NEED TO BALANCE RESIDENTIAL DEVELOPMENT AND BUSINESS EXPANSION WITH ENVIRONMENTAL CONSERVATION HAS THE BROAD SUPPORT AND COOPERATION OF OUR COMMUNITIES.

CASTLE BANCGROUP SUPPORTS BALANCED GROWTH AS THE BEST APPROACH FOR RETAINING THE CHARACTER AND UNIQUENESS OF OUR COMMUNITIES AS WELL AS PRESERVING THEIR NATURAL BEAUTY. AFTER ALL, WE NOT ONLY WORK HERE, WE LIVE HERE, TOO.


                                     [PHOTO]

Carl Heinisch of First National Bank in DeKalb/Sycamore provided the standard lines of credit, operating loans and term loans, but he also assisted with the review of Davidson's financial statements and discussed with them their goals and possibilities.

"We sat down together and looked at our profit and loss sheets to make sure everything worked," said Ron Davidson. "Carl and the Bank have been very supportive."

Another extremely successful company is Microplastics, Inc. of St. Charles, Illinois whose sales have multiplied 11-fold over the past five years. Frank Roberts of First National Bank in DeKalb/Sycamore recognized the growing complexity of their accounting procedures. He suggested that they employ a local CPA firm to help them improve their systems and internal controls. This insert injection molding company now handles its record-keeping smoothly and is positioned for new growth.


            MEETING OUR CUSTOMERS' NEEDS FOR INNOVATIVE PRODUCTS AND
                    PERSONAL SERVICE IS OUR HIGHEST PRIORITY.


WE PROVIDE FINANCIAL SERVICES TO OUR COMMUNITIES

Castle BancGroup Counties have strong and stable economies, due primarily to residential growth and an expanding base of commercial development.

Both the number and variety of single family homes being built in our communities are increasing. More than 12,000 building permits were issued for housing appealing to different age groups, family sizes and incomes.

Supporting this residential growth in our region is a vital commercial economy that not only provides tax revenues, but also goods, services and jobs.

Understanding and meeting our customers' varied needs for products and services continues to be a priority for our banking, finance and mortgage company operations.

UNDERSTANDING OUR COMMERCIAL CUSTOMERS' NEEDS

Becoming the Castle BancGroup Counties' premier provider of commercial financial services requires a keen understanding of what new products and services businesses want. Three new commercial services became income sources for Castle BancGroup in 1996.

BUSINESS MANAGER is a turnkey program whereby First State Bank of Harvard purchases receivables from companies on a continual basis. This fee service provides immediate operating capital to new, expanding or under-capitalized companies. For them, it also means they don't need a

DIVERSIFIED ECONOMIES IN CASTLE BANCGROUP COUNTIES FOSTER STABILITY AND GROWTH

TOTAL EMPLOYMENT INCREASED 15% IN CASTLE BANCGOUP COUNTIES BETWEEN 1990 AND 1995--NEARLY THREE TIMES THE STATE'S 5.7% RATE.

MORE IMPORTANTLY, EMPLOYMENT BY INDUSTRY DATA IN OUR SIX COUNTIES DURING THIS PERIOD SHOWED STRONG GROWTH IN ALL CATEGORY SEGMENTS. THE FASTEST-GROWING JOBS INVOLVE BUSINESS SERVICES SUCH AS ACCOUNTING, HEALTH, COMPUTERS AND CONSULTING. OTHER GROWTH INDUSTRIES INCLUDE WHOLESALE AND RETAIL TRADE, FOLLOWED CLOSELY BY FINANCE, INSURANCE AND REAL ESTATE.

CASTLE BANCGROUP'S INVESTMENT OVER THE PAST TWO YEARS IN TECHNOLOGY, PERSONNEL, PRODUCTS AND SERVICES IS AN INVESTMENT IN THE GROWTH OF OUR COMMUNITIES.

                                 ILLINOIS COUNTY
                                 ---------------
                                   EMPLOYMENT
                                   BY INDUSTRY

Percent Change                Castle BancGroup              Total
                                  Counties                 Illinois

Total Employment                     15.2%                   5.7%*

Farming/Ag. Services                 10.0                    9.8
Construction                         10.9                    7.2
Manufacturing                         4.1                   -2.9
Transportation                        5.9                    6.2
Wholesale Trade                      19.8                   -0.6
Retail Trade                         15.8                    6.5
Finance/Insurance/                   16.9                    2.2
  Real Estate
Business Services                    23.6                   15.6
Government                           14.6                  -13.1


SOURCE: 1996 STATE PROFILE, WOODS & POOLE, INC., CENTER FOR GOV'T. STUDIES, NIU

*Includes: Sole proprietorships and gov't. workers large line of credit, and they don't have to borrow lots of money. Another benefit is that it reduces a customer's staffing needs since the Bank does all the bookkeeping, including the issuing of statements to the company's customers.

Hartwig Plumbing & Heating, Inc. was one of our first customers to use Business Manager. "It's working just fine," according to Bill Hartwig, who along with his brothers Gene and Jim has been in business for 22 years and has seen the company grow 10-fold since 1984. "We have a good feeling with the Bank," Bill said. "They're aggressive. They have a good feel for our business."

"Our goal for the Business Manager program," stated Terry Schwebke, program director at the Bank, "is to grow the business by $2 million in receivables by the end of 1997."

AIRCRAFT LENDING, which has been offered for the past 25 years by Jerry Englehart of The Sandwich State Bank, now also is being offered by First State Bank of Harvard under the direction and expertise of Stuart Charland. Stu, who is retired from the Wisconsin Air National Guard and has been involved with aviation for 27 years, is expanding this very specialized lending service.

Stu works with "fixed base" operators, such as air charter and air freight companies, as well as individual pilots to finance light to medium twin aircraft and high performance single engine airplanes. Already over a million dollars in aircraft loans has been put on the books. "It's a niche that's very profitable for the Bank," remarked Stu. "Our clients love their aircraft, our loans are well secured, and the business is really growing!"

CORPORATE MORTGAGE ASSISTANCE PROGRAM (MAP) was introduced in July of 1996 by Castle Mortgage, Inc. to offer mortgage services to corporate employees. Working with Human Resource and Relocation departments, Castle Mortgage, Inc. custom designs mortgage programs to fit the needs of organizations.

Among the services provided are employee home financing seminars, no-cost pre-approvals, available financing options and reduced closing costs. Transferees especially can benefit from this program through Castle's direct billing of all company-paid closing costs.


                                     [LOGO]


"Our earliest MAP success was with Advocate Health Care Federal Credit Union. Advocate Health Care is one of the largest health care providers in Illinois," recalled Judy Maloney, manager corporate accounts at Castle Mortgage. "It's been a win-win situation. Our mortgage program has become a no-cost employee benefit for them, and we've become their employees' mortgage lender of choice."


                                     [PHOTO]


JIM, BILL AND GENE HARTWIG OF HARTWIG PLUMBING & HEATING, INC. WITH TERRY SCHWEBKE OF FIRST STATE BANK OF HARVARD.

OFFERING MORE CONSUMER PRODUCTS

Strengthening our portfolio of consumer products with an accompanying commitment to customer service was a major achievement for Castle BancGroup in 1996. Each new product or service introduced made it even more convenient for our customers to conduct their business with us and helped establish Castle BancGroup as the financial services source for busy people.

TELEBANC was launched in July to give our customers instant, 24-hour access to their accounts from any touch tone telephone. The system allows customers to check account balances,


                                     [LOGO]


review recent transactions, receive a fax copy of a statement, make loan payments, transfer funds or speak with an accounts representative, if needed-- quickly and easily.

While telephone banking technology is not new, our system's customer-tested design and implementation are unique. The system utilizes one central telephone number and a customized, user-friendly telephone "script" that guides a caller seamlessly through the menu of transaction choices. Customer response has been tremendous. In August, our first full month of operation, 11,000 transactions were processed. Monthly transactions have increased steadily to more than 23,000 in the month of December.

CHECK CARD is a new, electronic checking account service that offers customers another way, in addition to writing checks or using an ATM, to access their checking accounts. To ensure instant on-line processing and worldwide recognition, Castle BancGroup selected the VISA-Registered Trademark- Card program. VISA-Registered Trademark- makes account access possible worldwide from any location displaying the VISA-Registered Trademark- logo or through more than 12 million ATM locations.

Initial response to Castle BancGroup, Inc. check cards, which were only introduced in December, has been excellent. Several thousand check cards have been issued under each


CONSUMER VITALITY IN CASTLE BANCGROUP COUNTIES EXPANDS RETAIL BUSINESSES


ILLINOIS COUNTY
----------------
BUILDING PERMITS

Single Family Homes               Illinois                  # Permits
                                   Rank*

DuPage                                 4                        3,905
Kane                                   5                        3,389
McHenry                                6                        2,854
Winnebago                              7                        1,082
Kendall                               13                          472
DeKalb                                18                          307
                                                               ------
                                                               12,009
Total Illinois:                                                35,392

*97-county ranking. 5 counties don't issue permits.

SOURCE: U.S. BUREAU OF CENSUS, CENTER FOR GOV'T. STUDIES, NIU


HOUSING STARTS ARE STRONG IN CASTLE BANCGROUP COUNTIES. OVER 12,000 BUILDING PERMITS WERE ISSUED IN 1995 FOR SINGLE FAMILY HOMES, OR 34% OF THE STATE'S TOTAL. THE STATE RANKINGS FOR OUR SIX COUNTIES ARE ALL IN THE TOP 20 WITH AN AVERAGE PERMIT VALUE OF $125,000.

EQUALLY IMPRESSIVE IS THE HIGH LEVEL OF RETAIL TRADE ACTIVITY IN OUR COMMUNITIES. PER CAPITA EXPENDITURES IN OUR REGION ARE 32% HIGHER THAN THE STATE'S. OUR SALES TAX REVENUES IN 1995 SURPASS THE STATE IN EVERY CATEGORY, UNDERSCORING THE VITALITY OF OUR MARKET AND THE GROWTH POTENTIAL FOR CASTLE BANCGROUP'S CONSUMER PRODUCTS AND SERVICES.


ILLINOIS COUNTY
---------------
 RETAIL SALES

Per Capita                       Castle BancGroup             Total
Expenditures                         Counties                Illinois

Total Tax Receipts                    $11,726                 $8,870

General Merchandise                     1,646                  1,276
Food                                    1,463                  1,219
Eating & Drinking                         927                    884
Apparel                                   471                    383
Furniture                                 567                    386
Hardware/Building                       1,078                    715
Automotive                              2,696                  2,142
Pharmacy                                1,725                  1,131
Agriculture                               513                    386
Manufacturers                             640                    348

SOURCE: ILLINOIS DEPT. OF REVENUE, WOODS & POOLE, INC., CENTER FOR GOV'T. STUDIES, NIU bank's own logo and name, yet they offer the full functionality of an international bank card.


                                     [PHOTO]


INVESTMENT SERVICES PROGRAM, which was introduced at the First National Bank in DeKalb/Sycamore, was expanded to the other bank locations in 1996. Now our customers are offered a full range of investment services, including asset management, discount brokerage and investment advice.

The Asset & Trust Management Group provides asset management services tailored to the specific needs of individuals, businesses, local foundations and municipalities. "We listen very carefully to our customers," said Angela Duffy Smith, who is vice president and trust officer at the First National Bank in DeKalb/Sycamore. "Then we tailor a program to them reach their financial goals."

Helping our customers to establish financial goals and objectives, providing estate and retirement planning, coordinating personal agency business and managing investment portfolios has generated excellent income growth for the banks. The Group currently has assets under management of $125 million.

This past year the First National Bank in DeKalb/Sycamore and The Bank of Yorkville established investment centers in their facilities through Focused Investments L.L.C. and its affiliates, so they can service their customers' investment needs. Investment products offered include stocks, bonds, mutual funds, unit investment trusts, variable annuities, and fixed annuities; products which are not FDIC insured are not guaranteed and are subject to risk including possible loss of principal.

The program, which was started with Wendy Menard at First National Bank, has experienced strong growth in assets under management since its inception. Wendy's advice has helped individuals and institutions, such as the City of DeKalb Police Pension Fund.


            OUR NEW PRODUCTS AND SERVICES MAKE IT MORE CONVENIENT FOR
                      OUR CUSTOMERS TO DO BUSINESS WITH US.


Jeff Brewster, at The Bank of Yorkville, stated that the investment center "provides a one-stop investment service to current, prospective and non-customers alike. Now our customers can get traditional banking products as well as investment products all under the same roof, right here in the Bank." As of first quarter, 1997, Jeff also will begin helping customers at The Sandwich State Bank.

A MOBILE ATM booth was installed and operated by The Sandwich State Bank last September at the Sandwich Fair and at the Sandwich Antique Shows in September and October. Anticipating consumer need, the Bank modified a storage shed on the Fairgrounds and arranged for special phone lines to be hooked up.

The booth, which dispensed thousands of dollars to Fair attendees and antique buyers, was featured in Magic Line Inc.'s ATM customer magazine. Next year, the Bank's mobile ATM will be at the Sandwich Fair and at the Sandwich Antique Shows, May through October.

Castle BancGroup, Inc. joined the "Internet revolution" in October 1996, when we established our own INTERNET WEB SITE. The site, which took six months to launch, was developed to attract new customers living in the Midwest or contemplating a move into our marketing area -- northern Illinois, northwest Indiana or southern Wisconsin. The results have been very rewarding.

Homepage visitors have myriad options to explore, including our products, services, locations of Castle BancGroup companies, a directory of personal representatives, and an opportunity to e-mail or call any office for more information. Another popular option is our mortgage calculator, which allows visitors to calculate mortgage amounts and payments by simply entering product, term and interest rate choices along with information about themselves. The site even permits visitors to fill in a short Internet mortgage pre-qualification form via e-mail.

Sound interesting? Check us out at "http://www.castlebancgroup.com."

WE'RE INVOLVED IN OUR COMMUNITIES

Our pride in our communities shows every time one of our employees volunteers for a civic improvement project and every time we support citizens in need or invest in their future success.

Often we're involved in fun-filled experiences like organizing a youth baseball team or helping students to learn business fundamentals. Sometimes, a community crisis calls for every helping hand that can be found. Here are some examples from 1996.

REPAIRING NATURE'S DAMAGE

A large portion of the Castle BancGroup Counties was overcome by devastating floods in July. Thousands of acres were underwater; homes and businesses were severely damaged. All of our Counties were declared disaster areas, and clean-up efforts continued for weeks.

Several of our banks set up flood relief loan programs. Home owners who had suffered damage to their residences could apply for a loan of up to $3,000 with only a 3 to 5% annual percentage rate of interest.

Scott and Jill Reid of Sandwich eagerly took advantage of this offer. The Reid's basement had been flooded with six feet of water, ruining their furnace, hot water heater and air conditioning system. The family had two young children and twins on the way and needed quick, low-cost financing to repair their home. Denise Habbe of The Sandwich State Bank worked with the Reids to get these valued customers up and running again.

The flood relief loan was an extension of a "3% home improvement loan program," which The Sandwich State Bank has offered for 25 years. These loans are designated for external home improvements only and have a cap of $1,000. In 1996, the Bank made 98 loans during spring and summer fix-up months.

When instituted in 1971, the program was called a "community betterment" service. We think it still is today.


                                     [PHOTO]


ABOVE: JILL AND SCOTT REID WITH THEIR FAMILY AND DENISE HABBE OF THE SANDWICH STATE BANK.


                                     [PHOTO]


LEFT: THE REID'S HOME DURING THE FLOOD.

BUILDING FOR THE FUTURE

The First State Bank of Harvard joined local businesses in helping students from the Harvard Community High School build a house in Harvard.

The Bank provided financing for the construction of the ranch-style home, which is a project of the Building and Trades class. A Harvard architect donated the plans, and community merchants acted as consultants.

Brenda Gratz, loan officer at the Bank, taught the students that building a house involves a lot of detailed paperwork as well as materials and labor. She took care of getting contractor statements and delivering them to the title company. She now plans to show the students how to balance the statements, as draws are made to pay for construction costs and supplies.

Classes have worked on the house two hours a day since spring of 1996 and plan to complete the project in early summer of 1997, at which time they will put it up for sale.

OTHER HIGHLIGHTS

The Bank of Yorkville teller Kathy Jones chairs the Yorkville Riverfront Foundation, a group which is upgrading the local park land along the Fox River. Kathy's efforts were helped by the Bank, which contributed new park benches.

The Sandwich State Bank employees baked 40 dozen cookies for the Franklin Mall Project, which delivers goods to needy families during the holidays. The Bank also was a depository for donated funds.

First National Bank in DeKalb/Sycamore made a $50,000 donation to Kishwaukee Community Hospital, helping the fund-raising campaign.

As always, our employees donated thousands of hours of their own time to making our communities a better place in which to live. We salute them for their community spirit and their efforts to improve our quality of life for future generations.

As I reflect on our accomplishments of 1996, I'm reminded of M. B. Castle's contribution to the community banking tradition. His achievement was providing the best financial services possible to a growing community, a town which was undergoing rapid change and had diverse needs.

M. B.'s legacy is one we take seriously and one we strive to honor in everything we do.


/s/ John W. Castle

John W. Castle

CHAIRMAN & CHIEF EXECUTIVE OFFICER

BOARD OF DIRECTORS AND CORPORATE OFFICERS
--------------------------------------------------------------------------------


BOARD OF DIRECTORS

Larry D. Beaty
EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
Castle BancGroup, Inc.

Bruce P. Bickner
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
DeKalb Genetics Corporation

Robert T. Boey
PRESIDENT
American Bare Conductor, Inc.
PARTNER
Sycamore Industrial Park Associates

Louis P. Brady
RETIRED INSURANCE AND REAL ESTATE BROKER

John W. Castle
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
Castle BancGroup, Inc.

Nancy D. Castle
PRESIDENT AND CHIEF EXECUTIVE OFFICER
Horizons Unlimited Foundation

Peter H. Henning
CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
Plano Molding Company

John B. Hiatt
RETIRED CONTRACTOR
Hiatt Brothers

Donald E. Kieso
KPMG PEAT MARWICK EMERITUS
PROFESSOR OF ACCOUNTANCY
Northern Illinois University

William R. Monat
REGENCY PROFESSOR EMERITUS
Northern Illinois University

James N. McInnes
PRESIDENT AND CHIEF OPERATING OFFICER
Castle BancGroup, Inc.


CORPORATE OFFICERS

John W. Castle
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

Louis P. Brady
VICE CHAIRMAN OF THE BOARD

James N. McInnes
PRESIDENT AND CHIEF OPERATING OFFICER

Larry D. Beaty
EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER

David B. Castle
SECRETARY

James V. Bowers
ASSISTANT SECRETARY

Patricia A. Gamble
VICE PRESIDENT, HUMAN RESOURCES

Patrick J. Wise
VICE PRESIDENT, OPERATIONS

Thomas D. Young
VICE PRESIDENT, MARKETING

Diane F. Leto
GENERAL AUDITOR

Janet M. Plote
LOAN REVIEW DIRECTOR

Jea Nae B. Wood
CONTROLLER

FIVE YEAR SUMMARY OF SELECTED
CONSOLIDATED FINANCIAL DATA

                                                     FOR THE YEARS ENDED DECEMBER 31 (000'S OMITTED EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                          1996       1995       1994      1993*       1992
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Interest income                                                      $  36,437     32,650     28,903     26,529     26,971
Interest expense                                                        17,858     15,927     12,487     11,825     13,801
--------------------------------------------------------------------------------------------------------------------------
Net interest income before provision for loan losses                    18,579     16,723     16,416     14,704     13,170
Provision for loan losses                                                1,113        488        323      1,328        331
--------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                     17,466     16,235     16,093     13,376     12,839
Other operating income                                                   9,073      7,931      3,366      3,123      1,959
Investment securities gains (losses)                                        41      (284)       (29)      (260)         30
Other operating expenses                                                23,810     19,061     14,702     12,387     10,557
--------------------------------------------------------------------------------------------------------------------------
Earnings before income taxes                                             2,770      4,821      4,728      3,852      4,271
Applicable income taxes                                                    926      1,457      1,368        572      1,108
--------------------------------------------------------------------------------------------------------------------------
Net earnings                                                             1,844      3,364      3,360      3,280      3,163
--------------------------------------------------------------------------------------------------------------------------
Net earnings applicable to common stock                                  1,643      3,026      2,885      2,993      2,835
--------------------------------------------------------------------------------------------------------------------------
Per share data - common stock
   Net earnings                                                      $     .80       1.49       1.46       1.58       1.55
   Cash dividends                                                          .20        .18        .16       .125        .11
Financial position - year end
   Investment securities                                             $ 133,072    135,566    137,826    137,749    124,608
   Mortgage loans held for sale                                         20,343     13,484          -          -          -
   Net loans                                                           285,394    251,291    232,557    223,296    186,259
   Allowance for possible loan losses                                    3,775      3,309      3,475      3,940      2,964
   Non-interest bearing deposits                                        43,233     40,524     37,517     36,629     34,152
   Interest bearing deposits                                           360,876    345,646    317,436    318,867    271,012
   Long-term debt                                                       10,150     11,000     11,800     12,550      9,119
   Preferred stock                                                       2,600      2,600      5,350      5,350      2,750
   Total stockholders' equity                                           34,962     34,346     30,671     28,749     22,638
   Total assets                                                      $ 473,424    443,637    407,505    404,747    341,303
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

*1993 balances include the results of operations for The Bank of Yorkville, since the date of acquisition of December 7, 1993. Included in applicable income taxes is a $346,000 benefit from implementation of Financial Accounting Standards Statement 109.

MANAGEMENT DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATION

Castle BancGroup, Inc.'s (the Company) primary goal is to increase shareholder value. The Company's strategy for achieving this goal is based on future internal growth of its Subsidiaries, as well as selective acquisition of financial institutions and financial service companies in markets west of the Chicago metropolitan area. The Company is committed to aggressive internal growth, and Subsidiaries are encouraged to increase assets by expanding in their current markets, expanding into new markets, and introducing new products and services.

The addition of two new major products in 1996 will provide growth opportunities for the banking subsidiaries. "TeleBanc," an interactive customer inquiry/account transfer system, was implemented during the third quarter of 1996. "Check Card," an on-line debit card product, was introduced during the fourth quarter of 1996. Both of these products address customer demands in the market place.

Along with its growth objectives, the Company continues to seek diversification of income origination sources by increasing other financial service revenues. Castle Mortgage, Inc., the Company's mortgage banking subsidiary, and Castle Finance Company, Inc., which provides consumer lending products in a non-bank environment, both provide such revenue enhancement opportunities.

The Company is also committed to increasing long term shareholder return. The Company's Long Term Strategic Plan encompasses a five year period and includes some directives that position the Company for future growth and profitability, such as capital expenditures, that could have a negative impact on short term profitability. As part of this commitment, Company management is continuing to assess holding company responsibilities and the centralization of certain functions at the corporate level. Centralization efforts are concentrated on functional areas which management believes will result in significant cost savings without sacrificing customer service, including data processing, loan review, accounting, internal audit, marketing and human resources. The Company remains committed to the community banking philosophy and to providing superior service to all of its varied customer groups.

RESULTS OF OPERATIONS

The Company's net earnings in 1996 totaled $1,844,502, a 45% decline from 1995 earnings of $3,364,410. This represents a $.69 reduction in common earnings per share. Net earnings remained relatively constant at $3,364,410 during 1995 as compared to $3,360,290 during 1994.

Two major factors contributed to the reduction in performance at the Company during 1996. Steady loan growth and higher net charge-offs at the consumer finance and banking subsidiaries necessitated a $383,000 after-tax increase in the provision for loan losses in 1996 as compared to 1995. Additionally, Castle Mortgage, Inc. recognized a net loss of $700,000 for the year ended December 31, 1996 versus $217,000 of net income in 1995. This represents a $917,000 reduction in income at the mortgage banking subsidiary in 1996 as compared to 1995, however, this loss excludes increased interest earnings at the Subsidiary banks relating to the portfolio of mortgage loans held for sale, as explained below. This reduction in earnings is attributable to a number of factors.

A wholesale mortgage lending division was established at Castle Mortgage, Inc. during 1996. Loans are purchased from independent mortgage brokers for resale into the secondary market. Additionally, the Company began generating loans in-house in 1996 for pooling and reselling into the secondary market, a departure from past practices of exclusively producing loans for "best efforts" delivery to mortgage investors on an individual loan-by-loan basis. The initial investment in personnel and systems to support this new line of business, along with aggressive pricing designed to establish a presence in the wholesale market, created losses during 1996. To manage the interest rate risk exposure associated with the new wholesale line of business and oversee sale and delivery of these loans, Castle Mortgage also established a "secondary marketing" function. Rapid fluctuations in interest rates during the first half of 1996 resulted in marketing losses at Castle Mortgage, Inc. Management has reviewed all elements of the new wholesale operation. Pricing on loans purchased from brokers has been revised to improve profit margins now that a market presence has been established. Additionally, the interest rate risk management responsibilities of the secondary marketing function have been outsourced to minimize risk to the Company and to take advantage of focused market expertise and cost savings opportunities. Management continues to focus its efforts on the operations of the mortgage company, focusing on operating efficiencies, product offerings, pricing, and profitability levels.

                                  NET EARNINGS

(in millions)

                                  [BAR CHART]


                              1992       3,163,006
                              1993       3,279,789
                              1994       3,360,290
                              1995       3,364,410
                              1996       1,844,502

MANAGEMENT DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATION


The losses incurred by Castle Mortgage, Inc. during 1996 were partially mitigated by revenue enhancements at the banking Subsidiaries. Interest income on mortgage loans held for sale increased $1,021,000, net of tax, from 1995 to 1996. This income is generated as a result of mortgage loans held for sale that have been generated through Castle Mortgage, Inc. but not yet sold on the secondary market. The Subsidiary banks purchase these loans from Castle Mortgage, Inc. when the loans are made to the borrowers. The Subsidiary banks then hold these interest earning assets until they are sold into the secondary market, providing short-term liquid investments for the banks that averaged a yield of 7.35% for 1996. Castle Mortgage, Inc., through its extensive investor network, provides access for the Subsidiary banks to a significantly larger menu of mortgage products and pricing opportunities that would not otherwise be available to the Company. This improved product offering provides the Company with improved production and profitability opportunities.

Net earnings attributable to common stock decreased to $1,643,002 in 1996 from $3,026,235 and $2,885,449 in 1995 and 1994, respectively. Dividends paid on preferred stock totaled $201,500 in 1996, as compared to $338,175 in 1995 and $474,841 in 1994. The decrease in preferred stock dividends is a result of the repayment of $2,750,000 of preferred stock in June 1995.

Earnings per share decreased to $.80 for 1996 as compared to $1.49 and $1.46 for 1995 and 1994, respectively. The following table highlights significant factors that have contributed to these changes in earnings per share:

                                                                  Changes in Earnings per Share
                                                                  1995 to 1996     1994 to 1995
----------------------------------------------------------------------------------------------------
Prior period earnings per share                                       $1.49            1.46
Changes due to:
     Net interest income                                               0.77           (0.09)
     Provision for possible loan losses                               (0.30)          (0.08)
----------------------------------------------------------------------------------------------------
          Net interest income after provision
          for possible loan losses                                     0.47           (0.17)
----------------------------------------------------------------------------------------------------
     Other operating income
          Investment securities gains (losses), net                    0.16           (0.13)
          Gain on sale of fixed assets                                (0.15)           0.16
          Mortgage revenues                                            0.55            1.62
          Other operating income items                                (0.04)           0.19
----------------------------------------------------------------------------------------------------
     Total other operating income                                      0.52            1.84
----------------------------------------------------------------------------------------------------
     Other operating expenses
          Salaries and employee benefits                              (1.31)          (1.45)
          Net occupancy and furniture expenses                        (0.11)          (0.09)
          Outside services                                            (0.16)          (0.04)
          FDIC insurance assessment                                    0.20            0.20
          Goodwill amortization                                       (0.02)          (0.04)
          Other operating expense items                               (0.62)          (0.28)
----------------------------------------------------------------------------------------------------
     Total other operating expenses                                   (2.02)          (1.70)
     Income tax expenses                                               0.27           (0.02)
     Preferred stock dividends                                         0.07            0.08
----------------------------------------------------------------------------------------------------
     Current period earnings per share                                $0.80            1.49
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

The Company's return on average common equity for 1996 was 5.15%, as compared to 10.14% in 1995 and 11.73% in 1994. Return on average assets was .40% in 1996 versus .80% in 1995 and .84% in 1994. The declines in these ratios in 1996 were primarily a result of the increased provision for loan losses and start-up costs of the wholesale mortgage lending function, as explained previously.

The Company's earnings are generated principally by its subsidiaries: The Sandwich State Bank; First National Bank in DeKalb; First State Bank of Harvard; The Bank of Yorkville; Castle Finance Company; and, most recently Castle Mortgage, Inc. (Subsidiaries). The Company, through Castle Mortgage, Inc., completed the acquisition of substantially all the assets and assumed substantially all the liabilities of Premier Home Financing, Inc. (Premier) on May 24, 1995. Results of Castle Mortgage, Inc. as they relate to the assets and liabilities of Premier are included in the Company's earnings from May 1, 1995, which represents the date used to determine the final purchase price. These results had a nominal effect on the Company's consolidated results of 1995, due to limited time frame that they were owned and the relatively small size of the acquisition.

                                  NET EARNINGS
                                    PER SHARE

(in millions)

                                  [BAR CHART]


                                1992       1.55
                                1993       1.58
                                1994       1.46
                                1995       1.49
                                1996       0.80

MANAGEMENT DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATION


The following discussion of performance for the three year period ending December 31, 1996 highlights significant points of interest, trends in operations, and management's operating philosophies. Unless otherwise noted, all averages are simple daily averages.

NET INTEREST INCOME

Net interest income, the Company's primary source of earnings, totaled $18.6 million in 1996, a $1.9 million, or 12.1% increase over 1995. This increase can be primarily attributed to the interest earnings on the Company's portfolio of mortgage loans held for sale, with a year-to-date average outstanding balance of $29.7 million in 1996 versus $7.6 million in 1995. The Subsidiary banks redirected invested funds from lower yielding investment securities and overnight funds into mortgage loans held for sale during 1996. Continued growth of the loan portfolio during 1996 also affected the mix of interest income. Interest expense on deposits increased in correlation to the increase in the deposit base. Interest expense on short term borrowings increased in response to short-term funding needs for mortgages held for sale, while interest expense on long-term debt decreased in 1996 in response to principal pay-downs on the term debt. Net interest income increased $3.4 million in 1995 as compared to 1994, which represented a 27.5% increase.

On a tax equivalent basis, net interest income increased to $19.0 million in 1996 from $17.3 and $17.1 million in 1995 and 1994, respectively. The tax equivalent net interest margin remained constant in 1996, averaging 4.39% as compared to 4.40% in 1995, but was still less than the average of 4.56% in 1994. While net interest income increased during 1996 as a result of growth of the loan portfolio and mortgage loans held for sale, higher rate time deposits and borrowed funds were used to fund this growth. As a result, the net interest margin remained flat during 1996.

Total average earning assets in 1996 were $432.0 million, an increase of $25.5 million or 6.5% over 1995. Average earning assets as a percentage of total assets increased to 93.8% during 1996 as compared to 93.3% in 1995 and 1994. This increase was primarily the result of strong residential mortgage loan growth. The total average loan portfolio represented 62.3% of total average earning assets in 1996, an increase from 61.3% in 1995 and 61.0% in 1994. Mortgage loans held for sale represented 6.9% of average earning assets in 1996, a significant increase over 1.9% in 1995.

In 1996, average total interest-bearing liabilities were $381.6 million, a $35.1 million or 10.2% increase over 1995. This increase can be attributed to a $7.8 million increase in average borrowed funds as well as growth of $27.3 million or 8.4% in interest-bearing deposit liabilities. The proportion of interest-bearing liabilities to average earning assets in 1996 remained constant at 88.3% when compared to 1995.

Management believes that net interest margins will continue to narrow as competitive pressures in the market place expand. Competition from both financial institutions and non-traditional competitors, as well as general economic trends, will continue to impact future earnings. Earning asset mix, as well as the net interest margin are monitored and evaluated by management to develop strategies to help maintain and improve earnings. The Subsidiaries continue their efforts to increase the loan portfolio with higher yielding, quality credits. In addition to traditional bank lending, the Company has increased its investment in mortgage loans held for sale. These long-term fixed-rate mortgage loans are sold in the secondary market, servicing released and without recourse. This line of business not only provides needed services for customers, but also generates fee income and reduces the Company's exposure to long-term interest rate risk.

PROVISION FOR POSSIBLE LOAN LOSSES

Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." These new standards require that loans be considered impaired when, based on current information, it is probable that the Company will not collect all principal and interest due. A portion of the allowance for loan losses must be set aside for impaired loans and is calculated based on the present value of the estimated future cash flows of principal and interest, discounted at the loan's effective rate, or on the fair value of the collateral for collateral dependent loans.
See Note 5 to the Consolidated Financial Statements for the required disclosures in relation to impaired loans.

The adequacy of each Subsidiary's allowance for possible loan losses is determined by calculating the allocated and unallocated portions of the reserve using a combination of internal loan classifications, weighted historical charge-off experience, and an evaluation of estimated losses on existing problem credits. The allowance is maintained to cover the allocated requirement plus an unallocated portion, which considers economic conditions, industry concentrations, peer-group comparisons, lending staff experience, and other risk factors.

The coverage of the allowance for loan losses to non-performing loans was 131.9% at the end of 1996 versus 140.8% and 117.6% at the end of 1995 and 1994, respectively.

The allowance for loan losses as a percentage of net outstanding loans increased slightly to 1.31% at December 31, 1996 as compared to 1.30% at December 31, 1995. The allowance level was at 1.47% of net loans at December 31, 1994.
While net charge-offs increased $58,756 from 1995

MANAGEMENT DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATION


to 1996, the ratio of net charge-offs to average total loans outstanding improved slightly during 1996 to .28% as compared to .29% in 1995. The net charge-off ratio during 1994 was .35%.

The provision for possible loan losses is based on management's analysis of risk in the loan portfolio which takes into account portfolio growth and historical charge-offs, among many other factors. The provision totaled $1,112,836 in 1996 as compared to $488,011 in 1995, which represents a $624,825 increase. The provision for possible loan losses increased $165,176 from 1994 to 1995. The net loan portfolio increased $34.6 million from December 31, 1995 to December 31, 1996, which resulted in the recognition of $450,000 of additional reserves during the year. The ratio of net charge-offs to average total loans has remained stable, and management has no additional information that indicates increased charge-offs will be experienced in the future. Management's analysis of the allowance for possible loan losses indicates that the current level of 1.31% of net outstanding loans appears adequate to cover the risk of potential losses in the loan portfolio at December 31, 1996.

Non-performing assets (defined as loans 90 days or more past due but still accruing interest, loans in non-accrual status, restructured loans and other real estate owned) totaled $2,937,000, or .62% of total assets, at December 31, 1996. This represents an increase from $2,350,000 and .53% at December 31, 1995. This increase can be attributed to a large agricultural real estate loan being transferred to non-accrual status in early 1996. Non-performing assets decreased at December 31, 1995 as compared to $2,955,000, or .88% of total assets, at December 31, 1994.

NON-INTEREST  INCOME

Total other operating income is comprised of fee based revenues from mortgage, trust, and data processing services, as well as deposit and other customer service charges. Excluding security gains and losses, other operating income totaled $8.34 million for 1996, increasing from $7.47 million in 1995 and $3.37 million in 1994. This change represents a $.52 earnings per share increase from 1995 to 1996, all of which can be attributed to increased mortgage revenues at Castle Mortgage, Inc. during this period. Mortgage loan origination income represents the largest source of fee based revenue for the company and includes income generated from processing and closing fees, commission income, servicing release premiums, and net gains (losses) on the sales of these loans.

Trust fee revenues increased 17.8% to $644,455 in 1996 as compared to $547,270 in 1995 and $509,417 in 1994. The Company continues to focus on growth of trust services in light of corporate goals to diversify revenue sources. The market value of assets managed by the Asset and Trust Management Group grew to $123.2 million at December 31, 1996 as compared to $115.8 and $91.9 million at year end 1995 and 1994, respectively.

During 1995, the Company sold a piece of real estate that had been used for corporate offices which generated a gain of $322,000. During 1996, a small piece of real estate adjacent to the parcel sold in 1995 was also disposed of, resulting in a gain of $23,000. The net earnings per share effect of this reduction in income was $.15. Data processing fees are another revenue source that declined in 1996. This $143,451, or $.07 per share, reduction in income is a result of the data processing services to non-affiliated banks that were discontinued during 1996 as the result of a merger.

The Subsidiaries continue to periodically reevaluate fee schedules to ensure that they are fair to the customer and adequately compensate the Company for costs incurred and risks assumed. Net security gains, on a pre-tax basis, totaled $40,809 in 1996 as compared to net losses of $283,574 and $28,696 in 1995 and 1994, respectively. The entire investment portfolio is classified as available-for-sale and all sales during the last three years were made from the available-for-sale classification. During the first quarter of 1995, several securities were sold at a loss in an effort to restructure the Company's interest rate risk position and to reinvest in higher yielding investments. The portfolio is recorded at current market value in the accompanying financial statements. It is management's expectation to classify all investment securities purchased as available-for-sale for the foreseeable future. Changes in the market value of these securities are made by a charge to equity, net of applicable income taxes. The decision to purchase or sell a security is based on a number of factors including the potential for increased yield, improved liquidity, asset mix adjustment, or improvement in the interest rate gap. Sales of securities over the past three years have been relatively minor in nature and have resulted in insignificant gains and losses in each year.

OTHER OPERATING EXPENSES

Other operating expenses totaled $23.1 million in 1996 as compared to $18.6 million and $14.7 million in 1995 and 1994, respectively. This increase in expenses reduced earnings per share by $2.02 from 1995 to 1996 and $1.70 per share from 1994 to 1995. As a percentage of average assets, total operating expenses increased to 5.01% in 1996 versus 4.74% in 1995 and 3.92% in 1994. The efficiency ratio, which measures the level of non-interest expense to total tax equivalent net revenues, was 88.5% in 1996 as compared to 78.1% and 73.4% in 1995 and 1994, respectively. The increase in the efficiency ratio is a result of the increased operating expenses associated with the start-up of the wholesale mortgage lending function, as well as increased personnel costs at the corporate level relating to centralization efforts.

Salaries and employee benefits expense represents the largest component of other operating expenses. This category increased $2.9 million, or 25.0% from 1995 to 1996. During 1995, this expense increased $3.1 million, or 38.1%, when

MANAGEMENT DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATION


compared to 1994. The Company employed 334 full-time equivalent (FTE) employees at December 31, 1996 as compared to 278 and 195 at December 31, 1995 and 1994, respectively. The increase in FTEs during 1996 is a result of additional mortgage originators and lending officers at the bank Subsidiaries, as well as increased production and operations staff at Castle Mortgage, Inc. The increase during 1995 was a result of the acquisition of the mortgage operations of Premier Home Financing (Premier). The total cost per FTE increased 4.06% during 1996 as compared to 1995. Total cost per FTE during 1995 decreased 3.13% when compared to 1994. The increase in cost per FTE during 1996 relates to normal salary increases. 1995 salaries and benefits expense includes approximately $140,000 from the early distribution of deferred compensation contracts assumed in connection with The Bank of Yorkville acquisition.

Occupancy and furniture and fixtures expenses totaled $3.2 million in 1996, an increase of $815,505, or 34.4%, over 1995. This increase is a result of the start-up of two new mortgage origination offices during 1996, as well as increased equipment costs relating to computer hardware and software upgrades. During 1995, occupancy and furniture and fixture expenses increased $328,775, or 16.1%, over 1994 expenses as a result of the acquisition of Premier.

Outside services expense increased 42.2% to $1,141,695 during 1996 as compared to $802,868 in the prior year. Advertising expense increased 51.9% in 1996 to $632,223 versus $416,314 in 1995. These increases relate to increased professional fees and marketing expenses associated with management's continuing efforts to identify growth and revenue opportunities. Outside services expense and advertising expense were $695,057 and $351,746, respectively, in 1994.

Goodwill amortization expense increased $52,646, or 11.2%, during 1996 as a result of a full year of amortization of the goodwill acquired with the 1995 purchase of Premier. Goodwill amortization expense totaled $523,604, $470,958, and $387,786 during 1996, 1995, and 1994 respectively. Increases in operating expenses were partially off-set by a $410,000 decrease in FDIC insurance expense during 1996 as a result of a reduction in FDIC premiums in 1995 for well managed financial institutions. FDIC premiums decreased $386,000, or 48.0%, in 1995 versus 1994 as a result of this premium reduction.

Management anticipates that current upward trends in other operating expenses will slow as economies of scale are realized at the holding company level through centralization of bank functions such as internal audit, human resources, accounting, marketing, data processing, and purchasing. Subsidiary management also continues to focus on cost containment. However, management's cost containment efforts are tempered by the need to maintain consistently high levels of customer service, the need for long-term investment in equipment and facilities, and the need to attract and retain qualified staff. Several staff additions were made during 1996 to help facilitate future growth in key operational areas. Management also anticipates that inflation will remain moderate over the next several years, which will further limit the growth in expenses.

The Financial Accounting Standards Board (FASB) also issued Statement No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of." This statement provides guidance for recognition and measurement of impairment of long-lived assets, certain intangible assets and goodwill related both to assets to be held and used, and assets of which are to be disposed. Statement No. 121 is effective for fiscal years beginning after December 15, 1995. Implementation of this statement had no impact on the financial results of the Company.

In 1995 the FASB also issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," which requires capitalization of servicing rights on mortgage loans when the loans are to be sold and the servicing retained. In addition, SFAS No. 125, "Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities," Supersedes SFAS No. 122 and is effective in 1997. Currently, the Company primarily sells all mortgage loans with servicing released, thus implementation of both of these accounting statements is not expected to be material to the Company's business practices or results of operations.

BALANCE SHEET STRUCTURE

Total assets at December 31, 1996 were $473.4 million, a $29.5 million or 6.65% increase over December 31, 1995 total assets of $443.6 million. Average assets for 1996 grew by more than $39.7 million or 9.43% to $460.7 million as compared to $421.0 million for 1995. Growth of $34.6 million, or 13.6%, in the loan portfolio and $6.9 million, or 50.9%, of mortgage loans held-for-sale accounted for the increase in total assets. Management continues efforts to maximize returns on assets through shifts in asset mix. As previously indicated, increasing loans and mortgage loans held for sale with quality credits continues to be a priority. Cash and cash equivalents are continually monitored and maintained at operational minimums to utilize resources in historically higher yielding assets such as loans and mortgage loans held for sale.

The Company's asset growth has been funded primarily by growth in deposit accounts and short-term borrowings. Average deposits increased $29.9 million, or 8.3%, during 1996, while average short-term borrowings increased $4.2 million or 37.0%. The Subsidiary banks are experiencing significant competition for deposits, which has caused an increase in the company's cost of funds, as noted previously. Management continues to view "core" deposits (individuals, partnerships and corporate accounts) as the primary funding source for future growth of the Company. Brokered deposits totaled $2,080,000 at December 31, 1996, with interest rates ranging from 6.30% to

MANAGEMENT DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATION


6.75% and maturities ranging from August 1997 through August 2000. The deposit growth required to fund the increasing operations of the Company will require the Subsidiaries to continue to develop and offer high value deposit products that attract new customer relationships, as well as maintaining existing ones.

                                 AVERAGE ASSETS

(in millions)

                                  [BAR CHART]


                              1992       320,634,025
                              1993       347,272,119
                              1994       402,254,330
                              1995       420,962,431
                              1996       460,675,714

CAPITAL

The Company is committed to maintaining strong capital positions in both the Subsidiaries as well as on a consolidated basis. Management monitors, analyzes and forecasts capital positions for each entity to ensure that adequate capital is available to support growth and maintain financial soundness. During 1996, common stockholders' equity increased $615,000 over December 31, 1996, after a $925,000 reduction in unrealized gains on investment securities available-for-sale. The Company issued 15,488 shares of stock through its Employee Stock Purchase Plan during 1996, which generated $311,102 of new shareholders' equity. The Company's Tier 1 Leverage ratio at December 31, 1996 was 6.39%, which increased slightly from 6.27% as of December 31, 1995. This ratio exceeds the regulatory capital minimum and management believes the Company is maintaining a strong capital position. The Company's Total Risk Weighted Capital ratio decreased slightly to 10.66% as of December 31, 1996 from 10.95% as of December 31, 1995. The Tier 1 Capital ratio increased from 9.33% at December 31, 1995 to 9.45% at December 31, 1996. For further discussion of the regulatory capital requirements, see Note 14 to the Consolidated Financial Statements.

                       AVERAGE COMMON SHAREHOLDER'S EQUITY

(in millions)

                                  [BAR CHART]


                              1992       18,959,841
                              1993       21,435,984
                              1994       24,592,401
                              1995       29,846,919
                              1996       31,814,034

LIQUIDITY

The Company ensures the Subsidiaries maintain appropriate liquidity and provides access to secondary sources of liquidity in case of unusual or unanticipated demand for funds. Primary bank sources of liquidity are repayment of loans, high-quality marketable investment securities available for sale, and the bank's federal funds position which, together, are more than sufficient to satisfy liquidity needs arising in the normal course of business. The Company is a secondary source of liquidity for its Subsidiaries through its discretionary access to short-term funding sources in case of unanticipated demand for funds.

As presented in the Consolidated Statement of Cash Flows, the Company has experienced significant changes in the cash flows from operating, investing, and financing activities during 1996 as compared to prior years. These fluctuations primarily related to increases in the loan portfolio and mortgage loans held-for-sale, as explained previously, which have primarily been funded by increases in deposit accounts and short-term borrowings.

INTEREST RATE SENSITIVITY

Company senior management monitors and manages interest rate exposure to minimize the impact of interest rate fluctuations. Interest rate exposure is reviewed and managed, to the extent possible, by matching interest bearing assets and interest bearing liabilities. Maximization of net interest income consistent with acceptable risk and liquidity needs are the underlying objectives of asset/liability management.

Movements in market interest rates are a significant factor in the changes in the net interest margin. Another factor in this equation relates to the difference between the amount of interest earning assets that are scheduled to mature or reprice during a period and the amount of interest bearing liabilities maturing or repricing in the same period. This difference is generally referred to as the interest sensitivity gap. A positive gap, or asset sensitive position, indicates there are more rate-sensitive assets than rate-sensitive liabilities repricing or maturing within specified time frames, which generally has a favorable impact on net interest income in periods of rising interest rates. Conversely, a negative gap, or liability sensitive position, would generally imply a favorable impact on net interest income on periods of declining interest rates. In periods of changing interest rates, net interest margin is not only impacted by the amounts of repricing assets and liabilities, but also by the rate at which repricings occur. Earnings may also be impacted by variances in repayment of loans and securities.

MANAGEMENT DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATION


The following table indicates the Company's interest sensitive assets and liabilities over specific time horizons as well is its interest sensitivity gap at December 31, 1996:

                                                                            Balances Subject to Repricing Within
                                                        ---------------------------------------------------------------------------
($ in thousands)                                              90 Days       180 Days        1 Year       Over 1 Year       Total
-----------------------------------------------------------------------------------------------------------------------------------
Interest earning cash and due from banks                  $        3              0              0              0               3
Excess funds sold                                              1,950              0              0              0           1,950
Investment securities available for sale                      20,016          3,494         10,770         98,792         133,072
Mortgage loans held for sale                                  20,343              0              0              0          20,343
Net Loans                                                     89,785         38,466         29,611        131,307         289,169
-----------------------------------------------------------------------------------------------------------------------------------
     Total earning assets                                    132,097         41,960         40,381        230,099         444,537
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
NOW and Savings deposits                                  $   96,891              0              0              0          96,891
CDs and other interest-bearing deposits                       65,374         33,089         56,923        108,599         263,985
Short-term borrowings                                         19,588              0              0              0          19,588
Long-term borrowings                                          10,150              0              0              0          10,150
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities                      192,003         33,089         56,923        108,599         390,614
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Net asset (liability) repricing difference                 $ (59,906)         8,871        (16,542)       121,500          53,923
  Interest rate hedges                                        (6,932)             0              0              0
  Specific placement contracts                               (13,411)             0              0              0
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative asset (liability) repricing difference          $ (80,249)       (71,378)       (87,920)        33,580
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Cumulative earning assets to cumulative
     interest-bearing liabilities                               0.69           0.77           0.76           1.14
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Cumulative asset (liability) repricing difference
     as a percent of total earning assets                    -18.05%        -16.06%        -19.78%          7.55%
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

The interest rate hedges and specific placement contracts included in the above table represent off-balance sheet obligations to deliver mortgage loans into the secondary market, all of which mature within the first 90 days of 1997. The entire mortgage loans held for sale portfolio is also included in the 90 day category, as these loans correspond to the forward sales contracts maturing during this time period. The interest rates on lines-of-credit included in short-term borrowings, as well as the interest rate on the Company's long-term debt, reprice every 90 days or are priced at prime. As a result, these liabilities are also included in the 90 day category in the above table. Non-maturing interest bearing NOW and savings accounts are contractually subject to repricing within 90 days and therefore are included in the 90 day category in the above table. Management believes that these deposits are less interest rate sensitive and are less likely to reprice, regardless of the contractual ability to do so. As a result, management believes that the interest rate gap is overstated in the short-term as itrelates to these deposit liabilities.

The Company's asset/liability management policy calls for the maintenance of a positive funds gap if rates are expected to rise and a negative funds gap if rates are expected to fall. Management currently believes the interest rates will remain fairly stable to increasing over the next twelve months, thus resulting in the gap position shown in the table above.

OVERVIEW

The Company continues to face new and different challenges as the financial services industry evolves. Management recognizes this continuing evolution and is developing new, creative solutions for each additional challenge faced by financial services providers. The Company's development of alternative financial service companies to provide diversification should allow future growth and expanded returns. The Company is positioned to take advantage of opportunities in traditional and non-traditional markets with new products, increased access to financial products through new facilities and other modes of access for our customers. The acquisition of Premier Home Financing, as well as the expansion of Castle Finance Company and Castle Mortgage, Inc., has expanded the Company's lending product offerings and provided access to new market areas. The creation of full service brokerage departments, as well as the introduction of the TeleBanc and Check Card products at the subsidiary banks, answer customer demands for market innovation.

Historically, the Company has responded well to challenges and opportunities with innovative products and services, fair and appropriate pricing, sound risk management practices, cost containment initiatives, and aggressive pursuit of market opportunities. Management believes that the Company's future success will continue to be from effective operation of the Subsidiaries. The development of holding company functions was designed to provide essential services to the Subsidiaries to allow them to continue as dominant financial services providers in the markets which they serve and to provide a solid basis for future growth through acquisition of financial assets in accordance with the Company's long-term strategic plan.

CONSOLIDATED BALANCE SHEETS


                                                                                                               DECEMBER 31,
ASSETS                                                                                                    1996             1995
---------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks (note 3)                                                                 $  10,616,722       15,499,903
Excess funds sold                                                                                    1,950,000        5,550,000
---------------------------------------------------------------------------------------------------------------------------------
Total cash and cash equivalents                                                                     12,566,722       21,049,903
---------------------------------------------------------------------------------------------------------------------------------
Investment securities available for sale (note 4)                                                  133,071,980      135,565,802
---------------------------------------------------------------------------------------------------------------------------------
Mortgage loans held for sale                                                                        20,342,698       13,483,973
---------------------------------------------------------------------------------------------------------------------------------
Loans (note 5)                                                                                     292,340,920      257,673,647
   Less:
      Allowance for possible loan losses (note 5)                                                    3,775,108        3,308,721
      Unearned income and deferred loan fees                                                         3,172,278        3,074,425
---------------------------------------------------------------------------------------------------------------------------------
Net loans                                                                                          285,393,534      251,290,501

Premises and equipment (note 6)                                                                     10,233,862        9,983,628
Goodwill, net of amortization                                                                        5,062,350        5,585,954
Other assets                                                                                         6,752,528        6,677,364
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                 $ 473,423,674      443,637,125
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------------------------------
Liabilities:
   Deposits:
      Non interest-bearing                                                                          43,232,861       40,523,691
      Interest-bearing (note 7)                                                                    360,876,356      345,646,046
---------------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                                     404,109,217      386,169,737
   Short-term borrowings (note 8)                                                                   19,588,237        6,590,912
   Long-term debt (note 9)                                                                          10,150,000       11,000,000
   Other liabilities                                                                                 4,614,454        5,530,036
---------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                  438,461,908      409,290,685
---------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
   Preferred stock, no par value; authorized 100,000 shares (note 12):
      7.75% cumulative preferred stock, 2,600 shares issued and outstanding                          2,600,000        2,600,000
   Common stock, $.331/3 par value; 5,000,000 shares authorized, 2,072,619 and
      2,057,131 shares issued and outstanding in 1996 and 1995, respectively                           690,873          685,710
   Additional paid-in capital                                                                        5,001,343        4,695,404
   Net unrealized gains (losses) on investment securities, net of tax (note 10)                        447,057        1,371,900
   Retained earnings (notes 13 and 14)                                                              26,222,493       24,993,426
---------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                          34,961,766       34,346,440
Commitments and contingent liabilities (notes 15 and 16)

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                 $ 473,423,674      443,637,125
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF EARNINGS


Years Ended December 31                                                          1996           1995           1994
---------------------------------------------------------------------------------------------------------------------
Interest income:
     Interest and fees on loans                                          $ 26,248,059     23,310,097     20,276,986
     Interest and dividends on investment securities:
          Taxable                                                           6,944,564      7,281,145      6,898,305
          Nontaxable                                                          746,763      1,034,887      1,373,312
     Interest on time deposits                                                  9,359         53,881          6,248
     Interest on excess funds sold                                            303,304        451,579        348,442
     Interest on mortgage loans held for sale                               2,185,082        518,128             --
---------------------------------------------------------------------------------------------------------------------
Total interest income                                                      36,437,131     32,649,717     28,903,293
---------------------------------------------------------------------------------------------------------------------
Interest expense:
     Interest on deposits                                                  16,090,419     14,526,192     11,644,100
     Interest on short-term borrowings                                        975,632        498,268         94,754
     Interest on long-term debt                                               791,919        902,200        748,600
---------------------------------------------------------------------------------------------------------------------
Total interest expense                                                     17,857,970     15,926,660     12,487,454
---------------------------------------------------------------------------------------------------------------------
Net interest income before provision
     for possible loan losses                                              18,579,161     16,723,057     16,415,839
---------------------------------------------------------------------------------------------------------------------
Provision for possible loan losses (note 5)                                 1,112,836        488,011        322,835
---------------------------------------------------------------------------------------------------------------------
Net interest income after provision for possible loan losses               17,466,325     16,235,046     16,093,004
---------------------------------------------------------------------------------------------------------------------
Other operating income:
     Trust fees                                                               644,455        547,270        509,417
     Deposit service charges                                                  396,483        469,619        479,182
     Other service charges                                                  1,153,336      1,185,254        983,455
     Data processing fees                                                     118,733        262,184        173,405
     Investment securities gains (losses), net (note 4)                        40,809       (283,574)       (28,696)
     Gain on sale of land and buildings                                        22,933        321,789             --
     Mortgage banking income                                                5,172,127      3,979,723        654,391
     Other income                                                             831,400        705,789        566,072
---------------------------------------------------------------------------------------------------------------------
Total other operating income                                             $  8,380,276      7,188,054      3,337,226
---------------------------------------------------------------------------------------------------------------------
Other operating expenses:
     Salaries and employee benefits (note 11)                            $ 14,465,570     11,570,057      8,377,874
     Net occupancy expense of premises                                      1,507,905      1,261,360      1,037,530
     Furniture and fixtures                                                 1,679,861      1,110,901      1,005,956
     Office supplies                                                          473,619        393,575        273,804
     Outside services                                                       1,141,695        802,868        695,057
     Advertising expense                                                      632,223        416,314        351,746
     FDIC insurance assessment                                                  8,000        418,256        804,161
     Amortization expense-goodwill                                            523,604        470,958        387,786
     Other expenses                                                         2,643,622      2,157,401      1,768,026
---------------------------------------------------------------------------------------------------------------------
Total other operating expenses                                             23,076,099     18,601,690     14,701,940
---------------------------------------------------------------------------------------------------------------------
Earnings before income taxes                                                2,770,502      4,821,410      4,728,290
---------------------------------------------------------------------------------------------------------------------
Income tax expense (note 10)                                                  926,000      1,457,000      1,368,000
---------------------------------------------------------------------------------------------------------------------
Net earnings                                                             $  1,844,502      3,364,410      3,360,290
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Net earnings applicable to common stock                                  $  1,643,002      3,026,235      2,885,449
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Earnings per share data based on weighted average common
     shares and common stock equivalents outstanding of
     2,066,213 shares in 1996, 2,034,479 shares in 1995
     and 1,975,513 shares in 1994:                                    $        .80           1.49           1.46
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                        NET UNREALIZED
                                                                                        GAIN (LOSS) ON
                                             PREFERRED         COMMON                     INVESTMENT      RETAINED
                                               STOCK            STOCK        SURPLUS      SECURITIES      EARNINGS         TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1994                 $  5,350,000        635,293      2,690,539        305,260     19,767,528     28,748,620
Issuance of 84,700 shares of
     common stock                                    --         28,233      1,081,745             --             --      1,109,978
Change in unrealized gains (losses) on
     investment securities, net of tax               --             --             --     (1,755,802)            --     (1,755,802)
Net earnings                                         --             --             --             --      3,360,290      3,360,290
Cash dividends on preferred stock                    --             --             --             --       (474,841)      (474,841)
Cash dividends on common stock
     ($ .16 per share)                               --             --             --             --       (316,858)      (316,858)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                  5,350,000        663,526      3,772,284     (1,450,542)    22,336,119     30,671,387
Issuance of 66,553 shares of
     common stock                                     -         22,184        923,120             --             --        945,304
Redemption of preferred stock                (2,750,000)            --             --             --             --     (2,750,000)
Change in unrealized gains (losses) on
     investment securities, net of tax               --             --             --      2,822,442             --      2,822,442
Net earnings                                         --             --             --             --      3,364,410      3,364,410
Cash dividends on preferred stock                    --             --             --             --       (338,175)      (338,175)
Cash dividends on common stock
     ($ .18 per share)                               --             --             --             --       (368,928)      (368,928)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995               $  2,600,000        685,710      4,695,404      1,371,900     24,993,426     34,346,440
Issuance of 15,488 shares of
     common stock                                    --          5,163        305,939             --             --        311,102
Change in unrealized gains (losses) on
     investment securities, net of tax               --             --             --       (924,843)            --       (924,843)
Net earnings                                         --             --             --             --      1,844,502      1,844,502
Cash dividends on preferred stock                    --             --             --             --       (201,500)      (201,500)
Cash dividends on common stock
     ($ .20 per share)                               --             --             --             --       (413,935)      (413,935)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996               $  2,600,000        690,873      5,001,343        447,057     26,222,493     34,961,766
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS


Years Ended December 31                                                       1996                1995                1994
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Interest received                                                      $ 35,720,578          33,359,446          29,386,824
  Fees received                                                             9,331,831           6,195,899           3,475,327
  Net increase in mortgage loans held for sale                             (6,858,725)        (13,483,975)                 --
  Interest paid                                                           (17,872,075)        (15,427,524)        (12,444,173)
  Cash paid to suppliers and employees                                    (21,543,772)        (16,553,161)        (12,477,814)
  Income taxes paid                                                        (1,178,151)           (684,603)         (2,301,812)
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by operating activities                           (2,400,314)         (6,593,918)          5,638,352
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from:
     Maturities of investment securities available for sale                46,553,531          29,177,947          27,096,836
     Sales of investment securities available for sale                     23,162,512          16,657,168           2,503,370
  Purchases of investment securities available for sale                   (68,622,220)        (40,621,923)        (31,620,378)
  Net increase in loans                                                   (35,378,005)        (20,776,422)         (9,874,922)
  Premises and equipment expenditures                                      (1,626,090)         (1,348,773)         (1,294,636)
  Proceeds from sale of land and building                                      44,933             912,087                  --
  Net cash and cash equivalents used for acquisition
     of Subsidiary                                                                 --          (2,027,884)                 --
----------------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                     (35,865,339)        (18,027,800)        (13,189,730)
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase (decrease) in demand deposits,
     NOW accounts, and savings accounts                                     5,030,650           1,685,602          (8,087,317)
  Net increase in certificates of deposit                                  12,908,830          32,333,528           7,526,123
  Dividends paid on preferred stock                                          (201,500)           (338,175)           (474,841)
  Dividends paid on common stock                                             (413,935)           (368,928)           (316,858)
  Net proceeds from short-term debt                                        12,997,325          (2,047,022)          2,266,458
  Repayment of long-term debt                                                (850,000)           (800,000)           (750,000)
  Redemption of preferred stock                                                    --          (2,750,000)                 --
  Issuance of common stock                                                    311,102             945,304           1,109,978
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                  29,782,472          28,660,309           1,273,543
----------------------------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                                    (8,483,181)          4,038,591          (6,277,835)
Cash and cash equivalents at beginning of year                             21,049,903          17,011,312          23,289,147
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                  $12,566,722          21,049,903          17,011,312
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(CONTINUED ON NEXT PAGE)

Years Ended December 31                                                        1996               1995                1994
----------------------------------------------------------------------------------------------------------------------------------
Reconciliation of net earnings to net cash provided
  by operating activities:
  Net earnings                                                            $ 1,844,502           3,364,410           3,360,290
  Adjustments to reconcile net earnings to net
     cash provided by operating activities:
        Depreciation and amortization                                       2,122,292           1,732,036           1,449,704
        Provision for possible loan losses                                  1,112,836             488,011             322,835
        Losses (gains) on sale of investment
          securities                                                          (40,809)            283,574              28,696
        Gain on sale of land and building                                     (22,933)           (321,789)                 --
     Increase (decrease) in:
        Income taxes payable                                                 (252,151)            774,397            (933,812)
        Interest payable                                                       50,711             499,136              43,281
        Unearned income                                                        97,853             122,990             251,275
        Other liabilities                                                     167,173           1,379,738             771,997
     Decrease (increase) in:
        Interest receivable                                                  (373,131)           (321,886)             61,621
        Other assets                                                          193,343            (620,780)            196,114
     Increase in mortgage loans held for sale                              (6,858,725)        (13,483,975)                 --
     Discount accretion recorded as income                                   (794,201)           (876,962)           (612,815)
     Premium amortization charged against income                              352,926             387,182             699,166
----------------------------------------------------------------------------------------------------------------------------------
                                                                          $(2,400,314)         (6,593,918)          5,638,352
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

Schedule of Non-Cash Financing and Investing Activities:
Issuance of common stock for the acquisition of Premier
  Home Financing                                                          $        --             637,000                  --
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

A summary of the acquisition of substantially all the assets and liabilities of Premier Home Financing in 1995 is as follows:
     Fair value of assets acquired$                                                --           9,722,863                  --
     Excess of acquisition cost over fair value
        of assets acquired                                                         --           1,922,000                  --
     Acquisition cost                                                              --          (2,968,000)                 --
----------------------------------------------------------------------------------------------------------------------------------
  Liabilities assumed                                                     $        --           8,676,863                  --
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


December 31, 1996, 1995, 1994
--------------------------------------------------------------------------------
(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The consolidated financial statements of Castle BancGroup, Inc. and subsidiaries (Company) are prepared in conformity with generally accepted accounting principles and prevailing practices of the financial services industry which require management to make estimates that affect the reported financial position and results of operations. Actual results could differ from those estimates. The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

    (a)  BASIS OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and the Company's wholly owned subsidiaries, The Sandwich State Bank, First National Bank in DeKalb/Sycamore, Castle Finance Company, Inc., Castle Mortgage, Inc., and SBI Illinois, Inc., which owns 100% of First State Bank of Harvard and The Bank of Yorkville (Subsidiaries).
    Significant intercompany transactions and accounts have been eliminated in consolidation.

    (b)  INVESTMENT SECURITIES

    Investments in debt and equity securities are classified as available for sale and reported at fair value, adjusted for amortization of premiums and accretion of discounts using a method that approximates level yield. Unrealized gains and losses, net of related deferred income taxes, are reported in stockholder's equity.

    Gains and losses from the sale of investment securities prior to maturity are computed under the specific identification method and are included in investment securities gains (losses), net, in the consolidated statement of earnings.

    (c)  MORTGAGE LOANS HELD FOR SALE

    Mortgage loans held for sale are valued at the lower of cost or market value as determined by outstanding commitments from investors or current investor yield requirements on an aggregate basis. Holding costs are treated as period costs.

    (d)  MORTGAGE BANKING INCOME

    Gains or losses on sales and service release premiums of mortgage loans held for sale are recognized at the time the loans are purchased by the permanent investor and are based upon the difference between the selling price and the carrying value of the related mortgage loan sold. All mortgage loans are sold servicing released, and the related premiums are recognized at the time the loans are sold. Points, application and other origination fees, net of appraisal, credit report and inspection costs, are recognized at closing on mortgage loans held for sale.

    (e)  LOANS

    Loans are carried at the principal balance outstanding. Interest on loans is computed on the principal balance outstanding, except that interest on certain consumer loans is recognized using the sum-of-the-months-digit method which is not materially different than the level yield method. No interest income on nonaccrual and impaired loans is recognized until the principal is collected. Loans are generally placed on nonaccrual status when they are past due 90 days as to either interest or principal. However, loans well secured and in the process of collection may remain on accrual status, at the judgment of senior credit management. A nonaccrual loan may be restored to accrual basis when interest and principal payments are current and prospects for future payments are no longer in doubt.

    On January 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," and No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Loans are considered impaired when, based on current information and events, it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. Under the accounting standards, the impairment is measured based on the present value of expected future cash flows, or alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent, and for which management has determined foreclosure is probable, the measure of impairment is based on the fair value of the collateral less estimated disposal costs. Certain loans, such as loans carried at the lower of cost or market or small-balance homogeneous loans (credit card loans, installment loans) are exempt from the provisions of SFAS No. 114.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    SFAS No. 114 and No. 118 require certain disclosures about impaired loans, the allowance for possible loan losses allocated to impaired loans, and interest income recognized on impaired loans. These disclosures are included in Note 5. The adoption of these accounting standards did not have a material effect on net income or the allowance for possible loan losses.

    Lease financing receivables and the related unearned income are included in loans. Unearned income and investment tax credits related to lease financing receivables are recognized in income over the life of the lease under a method that yields an approximate level rate of return on the unrecovered lease investment.

    (f)  LOAN FEES

    The Subsidiaries defer all material fees and costs associated with the origination of loans and leases. Such fees and costs are amortized, using a level yield method, over the period to maturity of the loans and leases.

    (g)  ALLOWANCE FOR POSSIBLE LOAN LOSSES

    An allowance for possible loan losses is maintained at a level deemed adequate by management to provide for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of specific loans, past loan loss experience, current economic conditions which may affect the borrowers' ability to pay, and the underlying collateral value of the loans. Loans deemed to be uncollectible are charged off and deducted from the allowance. The provision for possible loan losses and recoveries on loans previously charged off are added to the allowance.

    (h)  PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to expense on a straight-line or accelerated basis over the estimated useful lives of the respective assets, as follows: building and improvements, fifteen to forty years; and furniture, fixtures, and equipment, five to ten years.

    (i)  GOODWILL

    The total cost of the Company's acquisitions of various subsidiaries exceeded their fair value of net assets acquired by approximately $7,814,000. This amount, net of accumulated amortization of approximately $2,752,000 and $2,231,000 at December 31, 1996 and 1995, respectively, is shown as goodwill in the accompanying consolidated balance sheets and is being amortized on a straight line basis over 15 years.

    (j)  OTHER REAL ESTATE

    Other real estate owned includes foreclosures and property acquired in forgiveness of debt, and is included in other assets in the accompanying consolidated balance sheets. These properties are carried at the lower of cost or fair market value, less the estimated costs of disposal. Losses arising from the acquisition of property in full or partial satisfaction of loans are treated as loan losses. Any subsequent losses are charged to other expenses.

    (k)  INCOME TAXES

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, net operating loss (NOL) and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    The Company and Subsidiaries file a consolidated Federal income tax return.

    (l)  EARNINGS PER SHARE

    Earnings per share are computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during the year as adjusted for the May 11, 1994 two-for-one stock split. For calculation purposes, earnings are reduced by preferred stock dividend requirements.

(2)  ACQUISITION

    On May 24, 1995, the Company, through its subsidiary Castle Mortgage, Inc., acquired substantially all the assets and assumed substantially all liabilities of Premier Home Financing (Premier) in a transaction that was accounted for as a purchase. The cost of the acquisition was approximately $2,968,000 which was paid in cash and common stock of the Company, which exceeded the fair value of net assets of Premier by approximately $1,922,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3)  CASH AND DUE FROM BANKS

    Certain of the Company's subsidiary banks, which are members of the Federal Reserve System, are required to maintain certain daily reserve balances in accordance with Federal Reserve Board requirements. The reserves required to be maintained at the Federal Reserve Bank averaged $950,000 and $499,000 in 1996 and 1995, respectively.



(4)  INVESTMENT SECURITIES

    A comparison of amortized cost and fair value of investment securities available-for-sale at December 31, 1996 and 1995 follows:

                                                                December 31, 1996
                                       ------------------------------------------------------------
                                                             Gross           Gross
                                          Amortized        unrealized     unrealized       Fair
                                              cost            gains         losses         value
----------------------------------------------------------------------------------------------------
U.S. Treasury and agency
  obligations                          $   101,080,871        897,567       (634,488)   101,343,950
Obligations of state and political
  subdivisions                              10,627,931        350,110        (72,682)    10,905,359
Mortgage-backed securities                  19,574,597        290,026       (133,177)    19,731,446
----------------------------------------------------------------------------------------------------
Total debt securities                      131,283,399      1,537,703       (840,347)   131,980,755

Federal Home Loan Bank stock                   966,600          --             --           966,600

Other equity securities                        124,625          --             --           124,625
----------------------------------------------------------------------------------------------------
Total securities                       $   132,374,624      1,537,703       (840,347)   133,071,980
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------


                                                                December 31, 1996
                                       ------------------------------------------------------------
                                                             Gross           Gross
                                          Amortized        unrealized     unrealized       Fair
                                              cost            gains         losses         value
----------------------------------------------------------------------------------------------------
U.S. Treasury and agency
  obligations                          $    97,508,730      1,530,828       (503,967)    98,535,591
Obligations of state and political
  subdivisions                              12,386,226        570,457         (7,923)    12,948,760
Mortgage-backed securities                  23,473,310        567,384        (83,868)    23,956,826
----------------------------------------------------------------------------------------------------
Total debt securities                      133,368,266      2,668,669       (595,758)   135,441,177
Other equity securities                        124,625          --             --           124,625
----------------------------------------------------------------------------------------------------
Total securities                       $   133,492,891      2,668,669       (595,758)   135,565,802
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

The amortized cost and fair value of securities available-for-sale at December 31, 1996 and 1995 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  December 31, 1996            December 31, 1995
                                       ------------------------------------------------------------
                                             Amortized        Fair         Amortized        Fair
                                               cost           value          cost           value
----------------------------------------------------------------------------------------------------
Due in one year or less                $    14,872,387     14,907,813     34,500,941     34,437,373
Due after one year through five years       54,661,029     54,954,129     51,438,692     52,381,742
Due after five years through ten years      42,175,386     42,387,367     23,760,323     24,462,196
Due after ten years                              --             --           195,000        203,040
----------------------------------------------------------------------------------------------------
                                           111,708,802    112,249,309    109,894,956    111,484,351
Mortgage-backed securities                  19,574,597     19,731,446     23,473,310     23,956,826
----------------------------------------------------------------------------------------------------
Total debt securities                      131,283,399    131,980,755    133,368,266    135,441,177
Federal Home Loan Bank stock                   966,600        966,600          --             --
Other equity securities                        124,625        124,625        124,625        124,625
----------------------------------------------------------------------------------------------------
Total securities                       $   132,374,624    133,071,980    133,492,891    135,565,802
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    Gross gains of approximately $162,000, $79,000, and $6,000 occurred from security activity during 1996, 1995, and 1994 respectively. Gross losses of approximately $121,000, $363,000, and $35,000 occurred from security activity during 1996, 1995, and 1994 respectively. All security gains and losses that occurred during 1996 and 1995 were as a result of transactions involving available-for-sale securities.

    Investment securities carried at approximately $66,519,000 and $46,570,000 at December 31, 1996 and 1995 respectively, are pledged to secure deposits and for other purposes permitted or required by law.



(5)  LOANS

    The composition of the loan portfolio at December 31 is as follows:

                                                            1996           1995
    ---------------------------------------------------------------------------
    Commercial, financial, and agricultural       $   69,594,462     63,196,344
    Real estate mortgage                             186,612,809    159,927,950
    Consumer                                          35,242,151     33,094,011
    Lease financing receivables                          891,498      1,455,342
    ---------------------------------------------------------------------------

    Total                                         $  292,340,920    257,673,647
    ---------------------------------------------------------------------------
    ---------------------------------------------------------------------------

    The Company provides several types of loans to customers, including residential, construction, commercial and installment loans. The largest component of the loan portfolio is secured by residential and commercial real estate, or other interests in real property. Lending activities are conducted with customers in a wide variety of industries as well as with individuals with varying credit requirements. The Company does not have a concentration of loans in any specific industry. Credit risk, as it relates to the Company's business activities, tends to be geographically concentrated in that the majority of the customer base lies within the cities and surrounding communities served by the Company's Subsidiaries.

    The components of non-performing loans and leases are as follows at December 31:

                                                           1996            1995
    ---------------------------------------------------------------------------
    Non-accrual loans and leases                    $  2,348,000   $  2,064,000
    Restructured loans                                   314,000        270,000
    ---------------------------------------------------------------------------
    Total non-performing loans and leases           $  2,662,000   $  2,334,000
    ---------------------------------------------------------------------------
    ---------------------------------------------------------------------------

    Loans past due 90 days or more and still accruing interest are not included above and totaled $201,000 and $16,000 at December 31, 1996 and 1995, respectively.

    Non-accrual and restructured loans and leases had the following effect on interest income for the years ended December 31:

                                                                      1996        1995
    -----------------------------------------------------------------------------------
    Income recognized                                              $137,700    $104,600
    Income which would have been recognized under original terms    356,900     194,600
    -----------------------------------------------------------------------------------
    -----------------------------------------------------------------------------------

    Impaired loan information at December 31, 1996 and 1995 is as follows:

                                                                                               1996           1995
    --------------------------------------------------------------------------------------------------------------
    Impaired loans for which a related allowance has been allocated                      $1,376,000     $1,081,000
    Impaired loans for which no allowance has been allocated                                267,000        135,000
    --------------------------------------------------------------------------------------------------------------
    Total loans determined to be impaired                                                $1,643,000     $1,216,000
    --------------------------------------------------------------------------------------------------------------
    --------------------------------------------------------------------------------------------------------------
    Allowance allocated to impaired loans, included in the allowance for possible
    loan losses                                                                            $401,000       $243,000
    --------------------------------------------------------------------------------------------------------------
    --------------------------------------------------------------------------------------------------------------


    Impaired loans averaged $1,429,000 and $1,385,000 for the years ended December 31, 1996 and 1995, respectively. No interest was either recognized or received on these impaired loans during 1996 and 1995. The entire balance of impaired loans at December 31, 1996 and 1995 is classified as non-accrual and is included in the non-accrual loan and lease total presented above.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    At various times throughout the year, certain officers and directors of the Company and its affiliates have borrowed money from the Subsidiary banks. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other bank customers.

    The following summarizes activity on loans, including renewals, made to related parties during 1996 and 1995:

                                                            1996          1995
    --------------------------------------------------------------------------
    Loans outstanding, beginning of year            $  3,345,000     3,562,000
    New loans and renewals                             1,772,000     1,540,000
    Loan payments                                     (1,672,000)   (1,757,000)
    --------------------------------------------------------------------------
    Loans outstanding, end of year                  $  3,445,000     3,345,000
    --------------------------------------------------------------------------
    --------------------------------------------------------------------------


    The following is a summary of activity in the allowance for possible loan losses:

                                                                      1996           1995           1994
    ----------------------------------------------------------------------------------------------------
    Balance, beginning of year                                 $ 3,308,721      3,474,929      3,939,824
    Addition from acquisition of subsidiary                           --              650           --
    Provision charged to expense                                 1,112,836        488,011        322,835
    Additions to dealer reserves                                   118,253         51,076            572
    Recoveries on loans previously charged off                     341,153        284,270        180,142
    ----------------------------------------------------------------------------------------------------
                                                                 4,880,963      4,298,936      4,443,373
    Less loans charged off                                       1,105,855        990,215        968,444
    ----------------------------------------------------------------------------------------------------

    Balance, end of year                                       $ 3,775,108      3,308,721      3,474,929
    ----------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------


(6)  PREMISES AND EQUIPMENT

    The components of premises and equipment at December 31 are as follows:

                                                            1996          1995
    --------------------------------------------------------------------------
    Land and land improvements                      $  1,802,339     1,759,443
    Building and improvements                         10,094,027     8,995,755
    Furniture, fixtures, and equipment                 7,183,449     6,959,240
    --------------------------------------------------------------------------
                                                      19,079,815    17,714,438
    Less accumulated depreciation                      8,845,953     7,730,810
    --------------------------------------------------------------------------
    Total                                           $ 10,233,862     9,983,628
    --------------------------------------------------------------------------
    --------------------------------------------------------------------------



(7)  DEPOSITS

    The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, is $49,542,000 and $42,499,000 at
    December 31, 1996 and 1995, respectively. Included in these totals are $2,080,000 of brokered deposits at December 31, 1996, with interest rates ranging from 6.30% to 6.75%. The Company had no brokered deposits at December 31, 1995.

(8)  SHORT-TERM BORROWINGS

    The components of short-term borrowings at December 31 are as follows:

                                                            1996          1995
    --------------------------------------------------------------------------
    Repurchase agreements                           $  2,755,817     2,373,976
    Federal funds purchased                           10,000,000         --
    Other short-term borrowings                        6,832,420     4,216,936
    --------------------------------------------------------------------------
    Total                                           $ 19,588,237     6,590,912
    --------------------------------------------------------------------------
    --------------------------------------------------------------------------

    The weighted average interest rate on short-term borrowings was 7.47% and 7.32% at December 31, 1996 and 1995.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    Included in other short-term borrowings are the following line-of-credit agreements at December 31:

                                                                        1996                      1995
                                                                    Outstanding              Outstanding
                                                                      Principal      Rate     Principal       Rate
    ---------------------------------------------------------------------------------------------------------------
    $5,000,000 maturing January 29, 1997                             $5,000,000     7.31%    $     --          N/A
    $1,000,000 maturing May 5, 1997, unsecured                            --        8.25%          --          N/A
    $3,000,000 maturing November 12, 1997, unsecured                  1,124,000     8.25%      1,899,000     8.50%
    $2,000,000 maturing December 17, 1997, unsecured                      --        8.25%      1,150,000     8.50%
    ---------------------------------------------------------------------------------------------------------------
    ---------------------------------------------------------------------------------------------------------------

    The $5,000,000 line of credit is secured by outstanding stock of the Subsidiaries, which is 100% owned by the Company.

    The Company has also been approved for a total of $966,600 of Federal Home Loan Bank advances at December 31, 1996. The advances are equal to the amount of Federal Home Loan Bank stock owned by the Company, which is pledged as collateral against any outstanding advances. There were no outstanding balances on these advances at December 31, 1996.



(9)  LONG-TERM DEBT

    Long-term debt at December 31, 1996 and 1995 consists of the following:

                                                                                          1996          1995
    ---------------------------------------------------------------------------------------------------------
    Amendment to the secured term loan dated May 1, 1992 with interest at the 90 day LIBOR rate plus 1.625% (7.25% at December 31,
      1996), principal payable in 8 semi-annual payments remaining due
      from June 30, 1997 through December 31, 2000                                 $10,150,000    11,000,000
                                                                                   $10,150,000    11,000,000
    ---------------------------------------------------------------------------------------------------------
    ---------------------------------------------------------------------------------------------------------


    Scheduled principal payments on long-term debt for the next five years, through maturity, are:

    Year ended
    December 31                                                     Amount
    -------------------------------------------------------------------------
       1997                                                    $   900,000
       1998                                                        950,000
       1999                                                      1,000,000
       2000                                                      7,300,000
    -------------------------------------------------------------------------
    -------------------------------------------------------------------------

    The long-term debt agreement is secured by the stock of the Subsidiaries and contains certain restrictive covenants, as further described in Note
    13. The Company was in compliance with all financial covenants at December 31, 1996.

(10)  INCOME TAXES

    The components of Federal income tax expense (benefit) for 1996, 1995, and 1994 are as follows:

                                        1996           1995           1994
    -------------------------------------------------------------------------
    Current                      $ 1,290,000        986,000      1,176,000
    Deferred                        (364,000)       471,000        192,000
    -------------------------------------------------------------------------
    Total                        $   926,000      1,457,000      1,368,000
    -------------------------------------------------------------------------
    -------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    The reasons for the difference between income taxes in the statements of earnings and the amount computed by applying the statutory Federal income tax rate of 34% in 1996, 1995 and 1994 are as follows:

                                                            1996           1995           1994
    ------------------------------------------------------------------------------------------
    Tax expense at statutory rate                      $ 942,000      1,639,200      1,607,600
    Tax-exempt interest, net of premium amortization    (250,000)      (308,400)      (423,600)
    Nondeductible amortization                           169,000        173,900        174,900
    Investment losses                                         --        (81,800)         --
    Other, net                                            65,000         34,100          9,100
    ------------------------------------------------------------------------------------------
    Total income tax expense                           $ 926,000      1,457,000      1,368,000
    ------------------------------------------------------------------------------------------
    ------------------------------------------------------------------------------------------


    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are as follows:

                                                            1996          1995
    ---------------------------------------------------------------------------
    Deferred tax assets:
      Deferred loan fees                            $    138,900       160,500
      Allowance for loan losses                          577,500       693,700
      Other                                                   --        31,300
      Deferred compensation                              248,200       224,400
      State net operating loss carryforwards             130,000        96,200
    ---------------------------------------------------------------------------
    Total gross deferred tax assets                    1,094,600     1,206,100
    Less valuation allowance                             (33,900)      (33,900)
    ---------------------------------------------------------------------------
    Deferred tax assets                                1,060,700     1,172,200
    ---------------------------------------------------------------------------
    ---------------------------------------------------------------------------
    Deferred tax liabilities:
      Purchase accounting adjustments                   (591,000)     (677,600)
      Accretion on investments                          (148,800)     (587,900)
      Depreciation                                      (217,700)     (185,900)
      Unrealized gains on investment securities         (250,300)     (804,900)
      Net lease adjustment                               (80,100)      (99,400)
      Other, net                                         (85,700)      (48,300)
    ---------------------------------------------------------------------------
    Total gross deferred tax liabilities              (1,373,600)   (2,404,000)
    ---------------------------------------------------------------------------
    Net deferred tax assets                         $   (312,900)   (1,231,800)
    ---------------------------------------------------------------------------
    ---------------------------------------------------------------------------

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the capacity to carry back net operating losses, scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the valuation allowance at December 31, 1996 and 1995. The valuation allowance consists of Illinois NOL carry forwards relating to the acquisition of The Bank of Yorkville that are available for use only at this subsidiary.

    The Company has Illinois NOL carryfowards of $2,190,000 which will expire in varying amounts beginning December 31, 2003 through December 31, 2011.


(11)  EMPLOYEE BENEFIT PLANS

    The Company maintains a profit-sharing plan which was amended and restated in 1990. The amended plan covers substantially all officers and employees of the Company. Under provisions of the plan, the Company is required to make minimum annual contributions of 7.5% of net operating profits, as defined in the plan. Contributions by the Company to the plan totaled $620,000, $673,000, and $583,000 in 1996, 1995, and 1994, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    In 1995, the Company instituted a non-qualified supplemental employee profit sharing plan. The supplemental plan covers all officers and employees of the Company whose contributions under the qualified profit sharing plan were limited by the Internal Revenue Code of 1986 (the Code),
    as amended.   Under the non-qualified plan, the Company is required to
    accrue a liability for the contribution that was limited by the Code. Contributions and earnings paid by the Company to the plan totaled approximately $53,000 and $77,000 in 1996 and 1995, respectively.

    In 1992, the Company instituted an Employee Stock Purchase Plan (Plan) covering substantially all officers and employees of the Company. The Company incurs no costs associated with the Plan except for nominal administration expenses. The employees may purchase original issue Company stock at market prices up to a maximum limit established within the Plan.

    On December 23, 1994, the Company adopted a Stock Benefit Plan covering key managerial employees and non-employee directors of the Company and its Subsidiaries. The Stock Benefit Plan provides for the grant of incentive stock options, nonqualified stock options, limited rights, stock appreciation rights, and restricted stock. The Company may award options to acquire up to 150,000 shares of its outstanding common stock, with no options being granted after October 31, 2004. The exercise price on outstanding nonqualified stock options ranges from $14.00 to $18.00 per share at December 31, 1996. Nonqualified stock options issued are exercisable at not less than the current common stock market value at the date of grant. The outstanding options vest ratably over a four year term. The following table presents certain information pursuant to the Stock Benefit Plan at December 31:

                                                                        1996                          1995
    ---------------------------------------------------------------------------------------------------------------
                                                                             Average                       Average
                                                               Shares         Price          Shares         Price
    ---------------------------------------------------------------------------------------------------------------
    Options outstanding at beginning of year                  105,500         $14.13         12,000         $14.00
    Options granted                                             7,600          18.00         93,500          14.14
    Options exercised                                              --             --             --             --
    Options forfeited                                            (200)         15.00             --             --
    Options outstanding at end of year                        112,900         $14.39        105,500         $14.13
    ---------------------------------------------------------------------------------------------------------------
    Options exercisable at end of year                         35,325         $14.11          3,000         $14.00
    ---------------------------------------------------------------------------------------------------------------
    Options available to grant under plan at end of year       37,100                        44,500
    ---------------------------------------------------------------------------------------------------------------
    ---------------------------------------------------------------------------------------------------------------

    The Company applies APB opinion No. 25 and related interpretations in accounting for the Stock Benefit Plan. Had compensation cost for the plan been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                     1996               1995
    --------------------------------------------------------------------------
    Net Income               As reported         $1,844,502          3,364,410
                             Pro forma            1,820,000          3,158,000
    --------------------------------------------------------------------------
    Earnings per share       As reported         $      .80               1.49
                             Pro forma                  .78               1.39
    --------------------------------------------------------------------------
    --------------------------------------------------------------------------

    The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model.

(12)  PREFERRED STOCK

    The Company redeemed all 2,750 of the outstanding shares of Series A cumulative preferred stock on June 30, 1995 for a total redemption value of $2,750,000.

    In 1993 the Company issued 2,600 shares of 7.75% cumulative preferred stock. The dividend rate was fixed at 7.75% through December 7, 1998.
    This dividend rate then increases 25 basis points per year from year six, ending December 7, 1999, through year ten, ending December 7, 2003, when the rate will be fixed at 9%. These shares are redeemable at the Company's discretion after three to five years from the issue date. Upon liquidation, these shares are entitled to the then calculated redemption value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(13)  DIVIDEND LIMITATIONS

    The amendment to the secured term loan agreement contains several restrictive covenants, including restrictions on dividends to stockholders, maintenance of various capital adequacy levels, and certain restrictions with regard to other indebtedness. Future cash dividends, in addition to dividends on preferred stock are limited to 50% of the Company's net after-tax earnings for the immediately preceding eight fiscal quarters of the Company. As of December 31, 1996, the Company had $1,821,000 of unrestricted earnings available for additional cash dividends.

    National banking regulations restrict the amount of dividends that a bank may pay to its stockholders. Generally, the regulations provide that dividends are limited to net earnings for the current and two preceding years, reduced by dividends paid and transfers to permanent capital. At December 31, 1996, subject to minimum regulatory capital guidelines, First National Bank in DeKalb could, without prior approval of regulatory authorities, declare dividends of approximately $1,452,000.

    The Sandwich State Bank, First State Bank of Harvard, and The Bank of Yorkville are subject to state banking regulations which provide that dividends can be paid up to the amount of available undivided profits (as defined), subject to total capital adequacy considerations.



(14)  REGULATORY CAPITAL REQUIREMENTS

    The Company is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as defined in the regulations. Management believes, as of December 31, 1996, that the Company meets all capital adequacy requirements to which it is subject.

    The Company and Subsidiaries were categorized as well capitalized at December 31, 1996 under the regulatory capital framework for prompt corrective action. Minimum capital requirements and actual capital amounts and ratios as of December 31, 1996 are as follows:

                                                                           December 31, 1996
                                                         ----------------------------------------------------
                                                               Actual                    Regulatory   Minimum
                                                               Amount     Ratio            Amount      Ratio
    ---------------------------------------------------------------------------------------------------------
    Total capital to risk-weighted assets:
      Castle BancGroup, Inc.                              $33,206,000    10.66%        $ 24,925,000     8.00%
      First National Bank in DeKalb                        17,093,000    12.43%          10,998,000     8.00%
      The Sandwich State Bank                               9,058,000    12.70%           5,705,000     8.00%
      First State Bank of Harvard                           6,517,000    12.02%           4,339,000     8.00%
      The Bank of Yorkville                                 4,601,000    12.84%           2,866,000     8.00%
    ---------------------------------------------------------------------------------------------------------
    Tier I capital to risk-weighted assets:
      Castle BancGroup, Inc.                              $29,431,000     9.45%        $ 12,463,000     4.00%
      First National Bank in DeKalb                        15,788,000    11.48%           5,499,000     4.00%
      The Sandwich State Bank                               8,167,000    11.45%           2,853,000     4.00%
      First State Bank of Harvard                           5,839,000    10.77%           2,170,000     4.00%
      The Bank of Yorkville                                 4,217,000    11.77%           1,433,000     4.00%
    ---------------------------------------------------------------------------------------------------------
    Tier I capital to average assets :
      Castle BancGroup, Inc.                              $29,431,000     6.39%        $ 18,414,000     4.00%
      First National Bank in DeKalb                        15,788,000     7.19%           8,778,000     4.00%
      The Sandwich State Bank                               8,167,000     7.62%           4,285,000     4.00%
      First State Bank of Harvard                           5,839,000     7.93%           2,946,000     4.00%
      The Bank of Yorkville                                 4,217,000     7.25%           2,325,000     4.00%
    ---------------------------------------------------------------------------------------------------------
    ---------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15)  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

    The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meeting the financing needs of its customers and to effectively manage its exposure to interest rate risk.

    Credit risk is the possibility that the Company will incur a loss due to the other party's failure to perform under its contractual obligations.
    The Company's exposure to credit loss in the event of non-performance by the other party with regard to commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for actual extensions of credit.

    Financial instruments representing credit risk at December 31, 1996 and 1995 are as follows:

                                                            1996           1995

    ---------------------------------------------------------------------------
    Standby letters of credit                         $4,999,000      1,288,000
    Commitments to extend credit:                                    18,169,000
      Variable rate                                   38,180,000     18,169,000
      Fixed rate (7.06% to 10.75%)                    52,477,000     18,859,000
    ---------------------------------------------------------------------------
                                                     $95,656,000     38,316,000
    ---------------------------------------------------------------------------
    ---------------------------------------------------------------------------

    Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established by the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved for commitments to extend credit and in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.

    The commitments to extend credit presented above include $34,000,000 and $9,900,000 at December 31, 1996 and 1995, respectively, relating to approved mortgage loan applications at Castle Mortgage, Inc.. The company uses forward sales contracts to protect the value of residential mortgage loans that are being underwritten for future sale to investors in the secondary market. Adverse market interest rate changes, between the time that a customer receives a rate-lock commitment and when the fully-funded mortgage loan is sold to an investor, can erode the value of that mortgage. Therefore, the Company enters into forward sales contracts to mitigate the interest rate risk associated with the origination and sale of mortgage loans. The Company accepts credit risk in forward sales contracts to the extent of nonperformance by the counterparty, in which case the Company would be compelled to sell the mortgages to another party at the current market price. The credit exposure of forward sales contracts represents the fair value of contracts. The contractual amount of mortgage forward contracts at December 31, 1996 and 1995 were $52,100,000 and $9,900,000 respectively.


(16)  COMMITMENTS AND CONTINGENT LIABILITIES

    Because of the nature of their activities, the Company and Subsidiaries are subject to pending and threatened legal actions which arise in the normal course of business. In the opinion of management, based on the advice of legal counsel, the disposition of any known pending legal actions will not have a material adverse effect on the financial position of the Company.

(17)  FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires that the Company disclose estimated fair value for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments.

    (a)  CASH AND CASH EQUIVALENTS

    The carrying amount of cash and cash equivalents approximate fair value because they mature daily and do not represent unanticipated credit risks.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (b)  INVESTMENT SECURITIES AVAILABLE-FOR-SALE

    The fair value of investment securities available-for-sale, with the exception of certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market values of similar instruments, adjusted for differences between the quoted instruments, and the instruments being valued.

    As of December 31, 1996 and 1995, the carrying value and estimated fair value of the Company's investment securities were $133,071,980 and $135,565,802, respectively. Tables detailing the book value and fair value of various types of securities and of securities segregated by contractual maturity are included previously in this report in Note 4.

    (c)  MORTGAGE LOANS HELD FOR SALE

    As of December 31, 1996 and 1995, the carrying value of the Company's mortgage loans held for sale was $20,342,698 and $13,483,973, respectively. The estimated fair value of these loans was $20,410,000 and $13,607,000 at December 31, 1996 and 1995, based on commitments to purchase from the end investors.

    (d)  LOANS

    Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential real estate, and others. Each loan category is further segmented into fixed and variable rate interest terms.

    The fair value of loans, except residential real estate loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The fair value of residential real estate loans is determined by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources. The following tables present information for loans:


                                                               December 31, 1996
    ----------------------------------------------------------------------------------------------------
                                                  Average        Average        Estimated
                                  Carrying       historical     maturity         discount     Calculated
                                   amount          yield      (months) (1)       rate (2)     fair value
    ----------------------------------------------------------------------------------------------------
    Commercial:
      Adjustable               $  39,144,769         9.16%          4.2            8.90%   $  38,704,000
      Fixed                       32,558,194         8.32          21.5            9.15       32,154,000
    Real estate:
      Residential:
         Adjustable               22,326,410         8.66          15.6            7.00       23,016,000
         Fixed                    60,160,909         8.04          33.2            7.11       61,612,000
      Commercial:
         Adjustable               38,253,917         9.10          19.8            8.75       38,448,000
         Fixed                    23,474,746         8.91          41.4            9.00       23,386,000
      Other                       36,556,650         8.85          15.9            8.90       36,513,000
    Consumer                      39,865,326        14.58          30.4           14.98       40,698,000
    ----------------------------------------------------------------------------------------------------
    Total                       $292,340,921                                                $294,531,000
    ----------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                               December 31, 1995
    ----------------------------------------------------------------------------------------------------
                                                  Average        Average        Estimated
                                  Carrying       historical     maturity         discount     Calculated
                                   amount          yield      (months) (1)       rate (2)     fair value
    ----------------------------------------------------------------------------------------------------
    Commercial:
      Adjustable               $  34,462,828         9.55%           4.1           8.95%   $  34,555,000
      Fixed                       25,705,511         8.62           21.5           9.21       25,326,000
    Real estate:
      Residential:
         Adjustable               29,367,369         8.56           16.8           7.00       29,990,000
         Fixed                    45,168,606         8.27           46.9           7.11       46,963,000
      Commercial:
         Adjustable               28,246,931         9.13           15.0           8.75       28,356,000
         Fixed                    23,932,159         8.68           48.0           9.00       23,607,000
      Other                       31,833,843         8.98           21.2           8.92       31,842,000
    Consumer                      38,956,400        13.58           27.1          14.03       38,720,000
    ----------------------------------------------------------------------------------------------------
    Total                       $257,673,647                                                $259,359,000
    ----------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------


    Notes:

    (1) AVERAGE MATURITY REPRESENTS THE EXPECTED AVERAGE CASH FLOW PERIOD WHICH IN SOME INSTANCES IS DIFFERENT THAN THE STATED MATURITY.

    (2) MANAGEMENT HAS MADE ESTIMATES OF FAIR VALUE DISCOUNT RATES THAT IT BELIEVES TO BE REASONABLE. HOWEVER, BECAUSE THERE IS NO MARKET FOR MANY OF THESE FINANCIAL INSTRUMENTS, MANAGEMENT HAS NO BASIS TO DETERMINE WHETHER THE FAIR VALUE PRESENTED ABOVE WOULD BE INDICATIVE OF THE VALUE NEGOTIATED IN AN ACTUAL SALE.

    (3) DUE TO LIMITATIONS CAUSED BY CERTAIN SYSTEM CODING CONVENTIONS, THE LOAN CLASSIFICATIONS SHOWN ABOVE VARY FROM THOSE SHOWN IN NOTE 5.

    (d)  ACCRUED INTEREST RECEIVABLE AND PAYABLE

    The carrying amount of accrued interest receivable and payable approximate fair value because it is collected over a relatively short period and does not represent unanticipated credit risk.

    (e)  DEPOSIT LIABILITIES

    Under SFAS 107, the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings and NOW accounts, and money market and checking accounts, is equal to the amounts payable on demand as of December 31, 1996 and 1995. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discounted rate is estimated using the rates currently offered for deposits of similar maturities.

                                                       December 31, 1996           December 31, 1995
    ----------------------------------------------------------------------------------------------------
                                                  Carrying       Estimated      Carrying       Estimated
                                                   amount       fair value        amount      fair value
    ----------------------------------------------------------------------------------------------------
    Noninterest-bearing demand                 $ 43,232,854     43,233,000     40,523,691     40,524,000
    Savings and NOW                             134,350,413    134,350,000    134,790,484    134,790,000
    Money market and checking                    42,751,759     42,752,000     46,593,997     46,594,000
    Certificates of deposit:
      Maturing in six months or less             25,845,884     26,022,000     28,781,405     28,781,000
      Maturing between six
         months and one year                     50,822,884     51,883,000     33,495,911     33,496,000
      Maturing between one
         and three years                         72,752,935     76,704,000     66,158,808     66,159,000
      Maturing beyond three years                34,352,853     37,994,000     35,825,441     35,826,000
    ----------------------------------------------------------------------------------------------------
    Total                                     $ 404,109,217    412,938,000    386,169,737    386,170,000
    ----------------------------------------------------------------------------------------------------
    ----------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    The fair value estimates above do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. If that value were considered at December 31, 1996 and 1995, the fair value of the Company's net assets would increase $18,300,000 and $17,500,000, respectively.

    The Subsidiary banks' letters of credit, lines of credit, and loan commitments are financial instruments as defined by Statement 107. The fair value of these financial instruments is based on the present value of the fees received for these services, which are not significant at December 31, 1996 and 1995.

    The fair value of all short-term borrowings and long-term debt is based on the present value of the fees received for these services, which are not significant at December 31, 1996 and 1995.

    (e)  LIMITATIONS

    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company has a trust department that annually contributes fee income. The trust department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, deferred tax liabilities, property, plant, equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.


(18)  CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

    The following is a summary of condensed financial information for the Parent Company only (in thousands):

                                                                 December 31,
    CONDENSED BALANCE SHEETS                                1996           1995
    ---------------------------------------------------------------------------
    Assets:
      Investments in subsidiaries                       $ 47,136         42,523
      Other assets                                         3,028          3,023
    ---------------------------------------------------------------------------
    Total assets                                        $ 50,164         45,546
    ---------------------------------------------------------------------------
    ---------------------------------------------------------------------------
    Liabilities and stockholders' equity:
      Liabilities                                         15,202         11,200
      Stockholders' equity                                34,962         34,346
    ---------------------------------------------------------------------------
    Total liabilities and stockholders' equity          $ 50,164         45,546
    ---------------------------------------------------------------------------
    ---------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                       Years ended
                                                                                       December 31,
    CONDENSED STATEMENTS OF EARNINGS                                          1996         1995         1994
    ---------------------------------------------------------------------------------------------------------
    Income--primarily subsidiary dividends                                 $ 5,611        8,413        5,946
    ---------------------------------------------------------------------------------------------------------
    Expenses:
      Interest                                                               1,082          902          749
      Other                                                                  3,867        3,228        2,885
    ---------------------------------------------------------------------------------------------------------
      Total expenses                                                         4,949        4,130        3,634
    ---------------------------------------------------------------------------------------------------------
    Earnings before income tax benefit and equity
      in undistributed earnings of subsidiaries                                662        4,283        2,312
    Income tax benefit                                                       1,128          796          753
    ---------------------------------------------------------------------------------------------------------
    Earnings before equity in undistributed earnings
      of subsidiaries                                                        1,790        5,079        3,065
    Equity in undistributed earnings of subsidiaries                            54         --            295
    Dividends received in excess of equity in earnings of subsidiaries         --        (1,715)         --
    ---------------------------------------------------------------------------------------------------------
    Net earnings                                                           $ 1,844        3,364        3,360
    ---------------------------------------------------------------------------------------------------------
    ---------------------------------------------------------------------------------------------------------
    Net earnings applicable to common stock                                $ 1,643        3,026        2,885
    ---------------------------------------------------------------------------------------------------------
    ---------------------------------------------------------------------------------------------------------

                                                                                       Years ended
                                                                                       December 31,
    CONDENSED STATEMENTS OF CASH FLOWS                                        1996         1995         1994
    ---------------------------------------------------------------------------------------------------------
    Cash flows provided by operating activities                            $ 2,478        4,767        2,491
    ---------------------------------------------------------------------------------------------------------
    Cash flows from investing activities:
      Capital contribution to subsidiary                                      (700)      (3,073)          --
      Loan to subsidiary                                                    (5,000)          --           --
      Other                                                                   (154)         267         (366)
    ---------------------------------------------------------------------------------------------------------
    Net cash used by investing activities                                   (5,854)      (2,806)        (366)
    ---------------------------------------------------------------------------------------------------------
    Cash flows from financing activities:
      Issuance of short-term debt                                            5,000           --           --
      Issuance (redemption) of preferred stock                                  --       (2,750)          --
      Issuance of common stock                                                 311          945        1,110
      Repayment of long-term debt                                             (850)        (800)        (750)
      Dividends paid                                                          (615)        (707)        (792)
    ---------------------------------------------------------------------------------------------------------
    Net cash provided (used) by financing activities                         3,846       (3,312)        (432)
    ---------------------------------------------------------------------------------------------------------
    Increase in cash and cash equivalents                                      470       (1,351)       1,693
    Cash and cash equivalents at beginning of year                           1,580        2,931        1,238
    ---------------------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of year                               $ 2,050        1,580        2,931
    ---------------------------------------------------------------------------------------------------------
    ---------------------------------------------------------------------------------------------------------
    Cash paid (received) for:
      Interest received                                                    $   290         --           --
      Interest paid                                                          1,082          902          749
      Income taxes                                                            (878)        (567)        (645)
    ---------------------------------------------------------------------------------------------------------
    ---------------------------------------------------------------------------------------------------------


    (CONTINUED ON NEXT PAGE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


40


                                                                              1996         1995         1994
    ---------------------------------------------------------------------------------------------------------
    Reconciliation of net earnings to net cash provided
      by operating activities:
         Net earnings                                                     $  1,844        3,364        3,360
         Adjustments to reconcile net earnings to net
           cash provided by operating activities:
             Equity in undistributed earnings of subsidiaries                  (54)          --         (295)
             Dividends received in excess of subsidiary earnings                --        1,715           --
             Non-cash dividends received from subsidiary                        --           --       (1,051)
             Depreciation and amortization                                     595          420          340
             Gain on sale of fixed assets                                      (22)         (87)          --
           Increase (decrease) in:
             Income taxes payable                                             (234)         (13)        (108)
             Other liabilities                                                  87          (27)        (125)
           Decrease (increase) in other assets                                 262         (605)         370
    ---------------------------------------------------------------------------------------------------------
                                                                          $  2,478        4,767        2,491
    ---------------------------------------------------------------------------------------------------------
    ---------------------------------------------------------------------------------------------------------


INDEPENDENT AUDITORS' REPORT



                   Board of Directors

                   Castle BancGroup, Inc.:





                   We have audited the accompanying consolidated balance sheets of Castle BancGroup, Inc. and subsidiaries (Company) as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

                   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.




                   /s/ KPMG PEAT MARWICK LLP




                   January 31, 1997
                   Chicago, Illinois

CASTLE BANCGROUP, INC. SUBSIDIARIES

42


THE SANDWICH STATE BANK
--------------------------------------------------------------------------------
Main Office                  Directors:                    Total Assets
100 West Church Street       Ernest A. Basler              $106,822,920
Sandwich, Illinois  60548    Louis P. Brady
(815) 786-8461               John W. Castle
                             Peter H. Henning
Mortgage Junction Office     Donald E. Kieso
91 Sugar Lane, Suite C       James N. McInnes
Sugar Grove, Illinois 60554  A. Gene Shumway
(630) 466-1192               Craig A. Stevenson

Sandwich Mortgage Center
44 West Church Street
Sandwich, IL  60548
(815) 786-7180

FIRST NATIONAL BANK IN DEKALB/SYCAMORE
--------------------------------------------------------------------------------
Main Office                  Directors:                    Total Assets
141 W. Lincoln Highway       Larry D. Beaty                $224,958,852
DeKalb, Illinois  60115      Robert T. Boey
(815) 758-2411               James V. Bowers
                             John W. Castle
Sycamore Office              John B. Hiatt
511 West State Street        Donald R. Huftalin
Sycamore, Illinois  60178    Michael D. Larson
(815) 895-3751               James N. McInnes
                             William R. Monat
Drive-Up Office              John R. Nelson
1007 North First Street      Paul M. Stromborg
DeKalb, Illinois  60115
(815) 758-2411


FIRST STATE BANK OF HARVARD
--------------------------------------------------------------------------------
Main Office                  Directors:                    Total Assets
201 West Diggins             Raymond A. Anderson           $75,551,387
Harvard, Illinois  60033     Larry D. Beaty
(815) 943-6441               John W. Castle
                             Hugh A. Deneen
Drive-Up Office              Robert E. Fritz
1265 South Division          James N. McInnes
Harvard, Illinois  60033     Jay T. Nolan
(815) 943-6441               David A. Stearns
                             Calvin E. Wittmus

Mortgage Center Office
62 North Ayer
Harvard, Illinois  60033
(815) 943-4663

Mortgage Center Office
695 North Perryville Road
Suite 2
Rockford, Illinois  61107
(815) 398-7800

THE BANK OF YORKVILLE
--------------------------------------------------------------------------------
Main Office                  Directors:                    Total Assets
606 Countryside Center       Donald E. Ament               $59,664,029
Yorkville, Illinois  60560   Larry D. Beaty
(630) 553-6333               Robert W. Brenart
                             John W. Castle
                             Stan J. Free
                             Joseph W. Gruber
                             James H. Hall
                             James N. McInnes

CASTLE FINANCE COMPANY, INC.
--------------------------------------------------------------------------------
Main/Operating Office             Director:                Total Assets
232 W. Lincoln Highway            Ernest A. Basler         $10,349,252
DeKalb, Illinois  60115           Larry D. Beaty
(815) 758-5525                    John W. Castle
                                  Richard J. Duellman
Dixon Office                      Gerald D. Englehart
77 South Hennepin Ave.            James N. McInnes
Dixon, Illinois  61021            William R. Monat
(815) 288-5700

Harvard Office                    Plano Office
360 South Division Street         206 South Ben Street
Harvard, Illinois  60033          Plano, Illinois  60545
(815) 943-8888                    (630) 552-8051

LaSalle Office                    Rockford Office
400 First Street                  695 North Perryville Road
LaSalle, Illinois  61301          Suite 2A
(815) 224-8160                    Rockford, Illinois  61107
                                  (815) 226-9000
Morris Office
1824B N. Division Street
Morris, Illinois  60450
(815) 942-0004


CASTLE MORTGAGE, INC.
--------------------------------------------------------------------------------
Main Office                       Directors:               Total Assets
Oak Brook Executive Plaza         Larry D. Beaty           $3,748,772
1315 W. 22nd Street               Lawrence M. Budnik
Suite 100                         John W. Castle
Oak Brook, Illinois  60521        James N. McInnes
(630) 990-0140                    William R. Monat

Chicago Office                    Rolling Meadows Office
2549 North Racine                 5105 Tollview Drive
Chicago, Illinois  60614          Suite 110
(773) 929-0858                    Rolling Meadows, Illinois  60008
                                  (847) 255-1800

Merrillville Office
101 West 79th Avenue
Merrillville, Indiana  46410
(219) 736-5559

Naperville Office
847 North Center Street
Naperville, Illinois  60563
(630) 420-2045


                                       [PHOTO]



RICHARD J. DUELLMAN
PRESIDENT
CASTLE FINANCE COMPANY, INC.

LAWRENCE M. BUDNIK
PRESIDENT
CASTLE MORTGAGE, INC.


STAN J. FREE
PRESIDENT
THE BANK OF YORKVILLE


GENE SHUMWAY
PRESIDENT
THE SANDWICH STATE BANK


DAVID A. STEARNS
PRESIDENT
FIRST STATE BANK OF HARVARD

JAMES V. BOWERS
PRESIDENT
FIRST NATIONAL BANK IN DEKALB/SYCAMORE

[LOGO]

HEADQUARTERS:

121 West Lincoln Highway
DeKalb, IL 60115


LOCATIONS:

Chicago
DeKalb
Dixon
Harvard
LaSalle
Morris
Naperville
Oak Brook
Plano
Rockford
Rolling Meadows
Sandwich
Sugar Grove
Sycamore
Yorkville
Merrillville, Indiana